UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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HNI CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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A Letter to our Shareholders

Dear Shareholders:

HNI Corporation again drove strong fundamental performance in 2023, with our members delivering earnings growth greater than 20 percent for the second consecutive year. Our profit transformation plan in our legacy Workplace Furnishings business delivered outstanding margin expansion despite a still-moderate pace of return-to-office activity in most large markets. Our mid-year acquisition of Kimball International is proving to be highly complementary from a product, market, and cultural perspective, and it is delivering value ahead of schedule. We acted quickly to limit the impact on profitability in our Residential Building Products segment from softer new construction and remodel-retrofit activity driven by higher mortgage rates. And again in 2023, our commitment to sustainability and being a good corporate citizen was recognized as we were named one of America's Most Responsible Companies—our fifth year in a row ranked high on the list of the top 600 in the United States.

While macroeconomic conditions are likely to keep near-term uncertainty elevated, we are excited about the foundation we have laid and our progress made to date. Our performance in the consistently volatile post-pandemic world has proven our ability to respond and deliver results no matter the economic conditions. As we look to 2024 and beyond, we believe in our strategies and market positions and remain confident in our ability to deliver strong and sustained profitable growth in both our business segments.

Review of 2023—Prepared for 2024 and beyond.

Our members again demonstrated what is unique about HNI.

Macroeconomic pressures shifted but persisted in 2023. Supply chain disruptions, labor shortages, and rapid input cost inflation from 2021-2022 gave way to spiking mortgage rates and record-low housing affordability along with broader late-cycle uneasiness from rising interest rates. Despite the persistent macro pressures, we exited the year fundamentally stronger than we entered.

Workplace Furnishings margins showed strong progress in 2023—our plan offers more opportunity.

Our four-point profit transformation plan delivered noteworthy margin expansion in our legacy Workplace Furnishings business again in 2023. In fact, over the past two years, our profit transformation initiatives have expanded segment non-GAAP margins 500 basis points, and segment non-GAAP operating profit has grown $68 million, or approximately 290 percent from 2021 levels. We continue to see margin expansion opportunities that, importantly, are not reliant on top line growth. As a reminder, our efforts can be categorized in four broad buckets:

Driving Increased Productivity. Our focus on lean, cost reduction, and better efficiencies helped drive our profit growth in 2023 while funding operational investments, primarily in our new facility in Mexico. Looking forward, our investments will help drive outsized productivity benefits as they mature over the next couple of years and add to our ongoing lean efforts.

Price-Cost Recovery. In 2023, price-cost improvement continued to benefit our profitability, and we expect additional net benefit in 2024 from pricing actions announced within the past 12 months.

Streamlining Our Cost Structure. As of the end of 2023, our cost savings run-rate totaled approximately $50 million across the Corporation, with approximately half of that total benefitting Workplace Furnishings' margin expansion in 2023. Importantly, our growth investments were not impacted by this plan.

Business Simplification Efforts. We have rationalized and restructured several low-margin businesses as we focus our efforts on our most attractive markets. These actions included:

- Divesting Lamex, our Hong Kong- and China-based furniture business;
- Restructuring an eCommerce business by eliminating low-margin products from the lineup;
- Discontinuing a small, non-core furniture brand; and
- Divesting Kimball International's Poppin business and eliminating associated losses.

Kimball International is complementary on all fronts.

In June 2023, we completed the largest acquisition in the Corporation's history with the addition of Kimball International to the HNI family. The transaction brought together two strong, successful companies with similar cultures and well-established families of brands.

2 — HNI Corporation

Moreover, Kimball International strengthens HNI's Workplace Furnishings exposure to several important trends and markets—namely, ancillary products, attractive geographies, healthcare, and hospitality. In a little more than half a year, our teams have made meaningful improvements that have allowed us to over deliver on both the timing and magnitude of our initial synergy projections. These accomplishments highlight the dedication, collaboration, and hard work of our members.

Longer term, we expect significant value creation through the realization of synergies, the elimination of losses at Poppin, and from improved positioning in high growth secondary and tertiary geographies. The strength of the combined company is already visible, and our confidence in the combination's strategic and financial benefits continues to accelerate.

In Residential Building Products, we remain focused on driving long-term high-margin revenue growth.
Spiking mortgage rates drove record-low affordability, and a mortgage rate "lock-in" effect resulted in decades-low existing homes for sale, both fueling a housing market reset in 2023. While this pushed our Residential Building Products top line lower in 2023, our teams quickly adjusted our cost structure, which supported margins. For the full year, segment operating margin exceeded 16 percent, doing so for the seventh straight year.

Our model is unique and difficult to replicate. Our regional distribution footprint, our unmatched price-point breadth, product depth, and channel reach, and our lean manufacturing and product development capabilities continue to differentiate us in the marketplace. In addition, our vertically-integrated business model, in which our wholly-owned installing distributors generate more than a quarter of our segment revenue, allows us to benefit from a stacked margin (manufacturing, distribution, and installation) while delivering unparalleled customer service.

We are excited about the future.

In Workplace Furnishings, we are encouraged by multiple market trends that align with our strong market positions. Specifically, we see benefits from increased lease "rollover" activity, population migration toward secondary and tertiary geographies, positive employment trends with small- to mid-sized businesses, the reconfiguration of space to facilitate hybrid work models, and increasing emphasis on return-to-office plans. These trends align with our strong market coverage and our unmatched product and price-point breadth and depth while pointing to the return of sustained volume growth.

In Residential Building Products, while our attention in 2023 was on defending our profitability in the face of weaker demand, our strategic focus in this business remains unchanged. We will invest to grow revenue by expanding our categories, taking advantage of our strong competitive position and attractive long-term market dynamics, while maintaining our margins. The housing market remains undersupplied, and demographic trends support long-term household and demand growth. Additionally, an aging housing stock will drive consistent remodeling activity over the long term. Importantly, our focus on profitability in 2023 did not come at the expense of our growth initiatives, as we continue to invest in the areas of category awareness, new product innovation, and online capabilities. And we remain focused on expanding our wholly-owned installing distribution footprint. Over the near term, accelerating housing permits and starts are expected to positively impact new construction demand in 2024, and we are prepared for a revenue recovery. Given the market's strong fundamentals, our unique growth opportunities, and our category-leading positions, we remain bullish about growth in this high margin, high-return business in 2024 and beyond.

Over the past four years, our members have been steadfast in their efforts to react and adjust to consistently challenging conditions. And since 2021, our strategies have driven 60 percent non-GAAP earnings per share growth despite a consistently turbulent and less-than-supportive macro backdrop. As we enter 2024, our investments will yield benefits, our cost structure is prepared, our balance sheet is in excellent shape, and we expect continued strong free cash flow. We are ready to deliver another year of margin expansion and profit growth, we are excited about the future, and we are positioned for strong growth beyond 2024.

Thank you for the trust you have placed in HNI.

2024 Proxy Statement — 3

Workplace Furnishings

We are a global family of industry-leading brands for the workplace.

HNI is a leading office furniture company. Our brands are among the strongest, best known, and most respected in our industry. The depth and breadth of our products, an increased focus on expanding our service offering, the scale and capability of our manufacturing, and the strength of our distribution enable us to provide the best workplace furniture solutions to meet the needs of every customer—from the largest multinational organization to the local entrepreneur.

HON® Allsteel® Gunlocke®

DESIGN PUBLIC GROUP HNI INDIA HBF

4 — HNI Corporation

Kimball International

New to the HNI family in 2023, Kimball International is a commerical furnishings company with deep expertise in the workplace, health, and hospitality markets.

Kimball International combines bold entrepreneurial spirit, a history of craftsmanship, and today's design-driven thinking alongside a commitment to a culture of caring and lasting connections with customers, members, and communities. For over 70 years, Kimball International's brands have focused on turning ordinary spaces into meaningful places in the workplace, health, education, and hospitality markets.

Kimball® NATIONAL® Kimball® Hospitality

DAVID EDWARD® Etc.® D'STYLE® interwoven®

2024 Proxy Statement — 5

Residential Building Products

Crafted sustainably, built with transparency, and rooted in integrity, our products enhance residential and commercial environments, elevating every aspect of work and living.

Wherever there is warmth and the welcome glow from a fireplace or heating stove, chances are it's an HNI brand. We are the world's leader in hearth products. Our hearth brands are the strongest, most respected in the industry and include a full array of gas, electric, wood, and biomass burning fireplaces, inserts, stoves, facings, and accessories.

HEAT & GLO · heatilator The first name in fireplaces · FIRESIDE HEARTH & HOME · MAJESTIC · MONESSEN · SimpliFire · STELLAR by Heat & Glo · pelpro PELLET APPLIANCES · the outdoor greatroom company · FORGE & FLAME · VERMONT CASTINGS · HARMAN · QUADRA-FIRE

6 — HNI Corporation

Our profitable growth strategic framework is centered on three main pillars:

Focus on our customers.

We are broadening our engagement in and influence of the customer buying journey. We are investing in data analytics, digital marketing, eCommerce capabilities, and market coverage. We are putting ourselves in our customers' shoes, deepening our understanding of what they are looking for, and organizing our efforts to best meet their needs. Our customer-first mindset allows us to identify and take advantage of new and developing market dynamics.

Simplify the buying process.

Buying office furniture and hearth products can be complicated and time-consuming. Based on our work to understand the customer more deeply, we are making things easier. We have the scale and resources to lead this charge, and we are incorporating technology and digital assets to help customers more quickly and effortlessly navigate the buying process. We are creating effortless winning experiences for those partnering with HNI.

Leverage our lean heritage.

All HNI member-owners embrace the principles of lean manufacturing as we always look to find a better, more efficient, and more environmentally friendly approach. Members scrutinize every facet of our business to identify areas of waste and then refine and streamline our approach. You can see this "rapid continuous improvement" (RCI) in action from the manufacturing floor to the administrative offices to our customer interactions. This RCI approach benefits all of our stakeholders as we focus on delivering annual productivity and cost savings, allowing us to grow earnings and invest in our future.

One of America's Most Responsible Companies

In December, HNI was again named one of America's most responsible companies, ranking number six among consumer goods companies and number 31 in the overall ranking on Newsweek's annual list of America's 600 Most Responsible Companies. This is the fifth year in a row HNI has ranked high on this list of the most responsible companies in the United States. The rankings are based on public data that analyzes performance across environmental, social, and corporate governance categories. Important components of our daily efforts include a commitment to reducing our environmental impact, making a positive social impact, and practicing good corporate governance.

AMERICA'S MOST
RESPONSIBLE
COMPANIES
2023
Newsweek
statista

Our founders began with the idea of starting a company where everyone would be treated equally and with respect. This focus on our members, along with a relentless desire to serve our customers and be a good corporate citizen supportive of our communities and the environment, will remain central to our unique member-owner culture.

2024 Proxy Statement — 7

Better choices today for a better tomorrow

We remain focused on: reducing impacts, respecting people, and redefining tomorrow.

Every day HNI members build upon our culture of being a great place to work and a responsible corporate citizen. We look for new and better ways to reduce our environmental impact, make a positive social contribution, and support the communities where we operate.

We believe in making a positive impact on the planet.

We continue to make progress on our sustainability goals ranging from reducing energy use to positively impacting climate change while striving to produce our products more efficiently.

We believe in a more sustainable and socially-responsible future with the products we design, manufacture, and sell to our customers.

We continue to integrate sustainable practices throughout the life cycle of our products. We work to consider sustainability in all stages from material selection to product packaging.

We believe our members are the foundation of all we do.

We continue to foster a culture of respect for all and support our member-owners, from their physical well-being in the manufacturing process to creating a culture where members are heard, valued, and engaged.

8 — HNI Corporation

Notice of 2024 Annual Meeting of
Shareholders and Proxy Statement

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Notice of 2024 Annual Meeting of Shareholders

VIRTUAL MEETING FORMAT
HNI Corporation’s 2024 Annual Meeting of Shareholders (“Annual Meeting”) will be held live on the internet in a virtual meeting format.
ATTENDING THE VIRTUAL MEETING
To attend the Annual Meeting, you must register in advance at proxydocs.com/HNI. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and submit questions during the meeting.
DATE AND TIME
Thursday, May 16, 2024, at 10:30 a.m. CDT.
ITEMS OF BUSINESS
1.	Re-elect Mary A. Bell, Mary K.W. Jones, and Patrick D. Hallinan to the Board of Directors;
2.	Ratify the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 28, 2024;
3.	Advisory vote to approve Named Executive Officer compensation;
4.	Approve an increase in the number of shares authorized for issuance under the 2017 Equity Plan for Non-Employee Directors of HNI Corporation;
5.	Transact any other business properly brought before the Annual Meeting and any adjournments or postponements thereof.
RECORD DATE
Shareholders of HNI Corporation common stock of record as of the close of business on March 15, 2024, which is the record date for the Annual Meeting, are entitled to vote at the Annual Meeting.
PROXY VOTING
Shareholders are encouraged to vote their shares prior to the Annual Meeting electronically using the Annual Meeting website proxydocs.com/HNI or via a toll-free telephone number. Shareholders also may vote their shares online during the Annual Meeting. Shareholders who receive a paper copy of the proxy card by mail may vote their shares by signing, dating, and mailing the proxy card in the envelope provided. Instructions regarding these methods of voting are contained in the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 16, 2024 (“Notice”) and the proxy card. These materials will be first made available to shareholders on or about March 19, 2024.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
HNI Corporation’s Proxy Statement and 2023 Annual Report on Form 10-K are available free of charge at investors.hnicorp.com.
By Order of the Board of Directors,

Steven M. Bradford
Senior Vice President, General Counsel and Secretary
March 19, 2024
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Annual Meeting Proposals and Recommendations

	Proposal	Recommendation of the Board
1.	Re-elect the three directors nominated by the Board	FOR (each nominee)
2.	Ratify appointment of the Corporation’s independent registered public accounting firm	FOR
3.	Advisory vote to approve Named Executive Officer compensation	FOR
4.	Approval of share increase amendment to the 2017 Equity Plan for Non-Employee Directors of HNI Corporation	FOR

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HNI Corporation follows a 52/53-week fiscal year, which ends on the Saturday nearest December 31. Fiscal year 2023 ended on December 30, 2023, fiscal year 2022 ended on December 31, 2022, and fiscal year 2021 ended on January 1, 2022. Unless the context indicates otherwise, references in this Proxy Statement to 2023 or any other year are to the fiscal year.
Corporate Governance and Board Matters

OVERVIEW OF THE BOARD OF DIRECTORS
The Board of Directors (“Board”) of HNI Corporation (the “Corporation,” “we,” “our,” or “us”) oversees the business affairs of the Corporation. In addition, the Board selects and provides advice and counsel to the Chief Executive Officer (“CEO”) and certain senior executive officers of the Corporation. By carrying out its responsibilities with honesty and integrity, the Board has established a corporate culture of accountability, responsibility, and ethical behavior through the careful selection and evaluation of senior management and directors.
The Corporation’s Corporate Governance Guidelines provide for a Board consisting of between 10 and 15 directors. The exact number of directors is determined from time to time by the Board based on the recommendation of the Public Policy and Corporate Governance Committee (“Governance Committee”). During 2023, the Board comprised 10 directors.
The Board met four times during 2023. Each director attended all of the Board meetings held during 2023 and all of the meetings held by each committee of the Board on which such director served during 2023. In addition, the Board held regularly scheduled executive sessions of non-employee directors during each meeting of the Board.
Directors are encouraged to attend the Corporation’s annual shareholder meetings. All of the Board members attended the 2023 Annual Shareholders Meeting.
The Corporation’s key governance documents, including the Corporate Governance Guidelines adopted by the Board, are available at investors.hnicorp.com.
BOARD COMMITTEES
The Board conducts a significant portion of its business through three standing committees: the Audit Committee, the Human Resources and Compensation Committee (“Compensation Committee”), and the Governance Committee. The Board has determined that all members of the Audit Committee, Compensation Committee, and Governance Committee are independent as defined under the New York Stock Exchange LLC (“NYSE”) listing standards and the Securities and Exchange Commission (“SEC”) rules applicable for committee memberships.
The Board has adopted written charters for each of the Audit Committee, the Compensation Committee, and the Governance Committee, which are available at investors.hnicorp.com. The Board reviews each committee charter at least annually.
Audit Committee
The Audit Committee is responsible for, among other matters, fulfilling the Board’s oversight responsibilities relating to:
•	the integrity of the Corporation’s financial statements and the Corporation’s accounting and financial reporting processes and financial statement audits;
•	the Corporation’s compliance with legal and regulatory requirements;
•	the independent auditor’s qualifications and independence; and
•	the performance of the Corporation’s internal audit function and independent auditor.
The Audit Committee appoints the Corporation’s independent registered public accounting firm and reviews the services performed by such firm. The Audit Committee met four times during 2023.
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Compensation Committee
The Compensation Committee is responsible for, among other matters, fulfilling the Board’s oversight responsibilities relating to:
•	compensation of the Corporation’s executives;
•	overall member (i.e., employee) relations, culture, and morale;
•	human resource practices designed to attract and retain qualified members at all levels;
•	human resources policy and related regulatory compliance issues;
•	compensation and benefits practices;
•	the selection, performance, development, and succession of key executives; and
•	the evaluation of the CEO.
The Compensation Committee met five times during 2023.
Governance Committee
The Governance Committee is responsible for, among other matters, fulfilling the Board’s oversight responsibilities relating to:
•	identifying individuals qualified to serve as directors consistent with criteria approved by the Board;
•	recommending to the Board the director nominees for annual meetings of the shareholders;
•	developing, monitoring, and evaluating corporate governance practices;
•	evaluation of the Board and the Corporation; and
•	finance policy, shareholder engagement policy, and capital structure of the Corporation, including merger and acquisition activity.
The Governance Committee fulfills the role of the Corporation’s nominating committee. The Governance Committee has evaluated and recommended to the Board each of the nominees named in this Proxy Statement for election to the Board. The Governance Committee met four times during 2023.
CORPORATE GOVERNANCE
Board Leadership Structure
The Board recognizes one of its key responsibilities is to evaluate and determine the optimal Board leadership structure. The Board believes its leadership structure best serves the objectives of the Board’s oversight of management and ability to carry out its roles and responsibilities on behalf of the shareholders.
The Board has determined its current structure, with combined Chairman of the Board and Chief Executive Officer (“CEO”) roles and a Lead Director, together with the exercise of key oversight responsibilities by its independent directors, is in the best interests of the Corporation and its shareholders. The Board believes maintaining combined Chairman and CEO positions is currently the most effective leadership structure for the Corporation given Mr. Lorenger’s in-depth knowledge of the Corporation’s business and industry, his ability to formulate and implement strategic initiatives, and his extensive contact with and knowledge of customers. As CEO, Mr. Lorenger is intimately involved in the day-to-day operations of the Corporation and is therefore able to effectively elevate the most critical business issues for consideration by the Board’s independent directors and is best positioned to oversee the execution of strategy across the Corporation’s business to optimize long-term shareholder value creation.
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Pursuant to the Corporate Governance Guidelines, when the position of Chairman of the Board is not held by an independent director, a Lead Director will be appointed annually. Miguel Calado currently serves as Lead Director. Under the Corporate Governance Guidelines, the Lead Director’s role is to aid and assist the Chairman and the Board in assuring effective corporate governance in overseeing the affairs of the Board and the Corporation.
The Corporation maintains governance structures and processes to ensure the independence of the Board, eliminate conflicts of interest, and prevent dominance of the Board by management. The Board and the Governance Committee have assembled a Board comprising sophisticated directors who currently are or recently have been leaders of major companies or institutions, are independent thinkers, and have a wide range of expertise and skills.
The Board regularly meets in executive session without the presence of management or the CEO. During 2023, the Lead Director presided over these meetings and provided the Board’s guidance and feedback to the CEO and management team. Further, the Board has regular and complete access to the Corporation’s management team. At each Board and committee meeting, the Board receives information and insight from management on matters impacting the Corporation.
Board’s Role in Risk Oversight
The Board administers its risk oversight role primarily through its committee structure and the committees’ regular reports to the Board at each quarterly Board meeting. The Board has designated the primary responsibility for overseeing risk management to the Audit Committee.
The Audit Committee meets regularly during the year and discusses with management, including the Corporation’s Vice President, Internal Audit, and the Corporation’s independent registered public accounting firm:
•	current business trends affecting the Corporation;
•	major risks facing the Corporation;
•	steps management has taken to monitor and control the risks; and
•	adequacy of internal controls that could significantly affect the Corporation’s financial statements.
At least annually, the Board discusses with management the appropriate level of risk relative to corporate strategy and business objectives and reviews with management the Corporation’s existing risk management processes, and their effectiveness. The Audit Committee also reviews the Corporation’s enterprise risk management process for identification of, and response to, major risks. The Audit Committee provides the Board with a report concerning its risk oversight activities at each quarterly Board meeting. Each key risk identified for the Corporation is referred to the Board or assigned to a committee of the Board for oversight and each committee regularly reports to the Board regarding these risks.
Cybersecurity risk management remains an area of particular focus for the Board and Corporation management. Management updates the Board and the Audit Committee on cybersecurity risk management at least quarterly, and any significant cybersecurity events are reviewed with the Board. The Corporation has a dedicated team within the Information Technology department that oversees and implements cybersecurity management, compliance with applicable data protection and data privacy requirements, and incident response and crisis management plans.
As described below, the Compensation Committee is responsible for overseeing management of risks related to the Corporation’s compensation policies and practices.
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Board’s Role in Oversight of Corporate Social Responsibility
The Board oversees the Corporation’s corporate social responsibility (“CSR”) strategy and program, which encompass the Corporation’s publicly announced environmental, social, and governance goals to address climate change, reduce waste and energy use, evaluate and reduce use of chemicals impacting the ecosystem, source 100 percent renewable electricity, work with our supply chain to achieve ethical and sustainable material sourcing, and invest in the Corporation’s communities. In addition, the CSR strategy includes a diversity, equity, and inclusion program focused on people and organizational development.
As more specifically illustrated in the chart below, the Board has delegated to each Board committee responsibility for overseeing elements of the Corporation’s CSR program, and the committees regularly report to the Board regarding these program elements. The Audit Committee is charged with overseeing required regulatory compliance and disclosures, the Compensation Committee is charged with overseeing diversity, equity, and inclusion, human capital, and member wellness and development efforts, and the Governance Committee is charged with overseeing all other elements of the Corporation’s CSR program, including occupational health, safety, sustainability, and climate change. The Board monitors and evaluates the impact of the Corporation’s CSR efforts and strives for continuous improvement in social responsibility benchmarks.
CSR	Full Board	Audit	Compensation	Governance
Product Efficiency and Innovation	•
Energy Management				•
Waste Management				•
Climate Change / Sustainability				•
Water Stewardship				•
Product Lifecycle Management and Materials Sourcing				•
Culture and Values	•
Member Wellness			•
Safety and Occupational Health				•
Member Diversity			•
Pay Equity			•
Member Training and Development			•
Benefits and Pension			•
Product Safety	•
Supply Chain	•
Community Involvement and Charitable Giving				•
Regulatory Compliance and Disclosures		•
The Corporation’s commitment to CSR focuses on three elements: respecting members, reducing impacts, and redefining tomorrow. The Corporation is taking action in these areas through the development of environmental, social, and governance goals and implementation of teams responsible for driving engagement throughout its businesses.
The Corporation strives for improvement and finding ways to positively impact the planet, operate responsibly, and contribute to communities where it operates. The Corporation is taking action to: (1) address climate change by adopting science-based targets; (2) improve diversity, equity, and inclusion through a comprehensive program focused on people and organizational development; and (3) minimize the impacts of its operations by reducing energy use and waste. More information about the Corporation’s CSR goals and progress can be found in the CSR Report, which is available at hnicorp.com/social-responsibility.
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For the fifth year in a row, the Corporation was recognized in December 2023 among the top 10 of America’s Most Responsible Companies, ranking sixth among consumer goods companies and 31st overall on Newsweek’s 2024 list of America’s Most Responsible Companies. The annual recognition, acknowledging the 600 most responsible companies from the largest 2,000 public companies headquartered in the United States across 14 industries, was presented by Newsweek and Statista Inc.
Processes and Procedures for the Consideration and Determination of Executive Compensation
In establishing and reviewing the Corporation’s executive compensation program and risks related to compensation matters, a senior management team, under the oversight of the Compensation Committee, annually conducts a risk assessment of the Corporation’s compensation policies and practices to ensure they do not encourage excessive risk taking by members which could result in a material adverse effect on the Corporation. Based on this most recent compensation risk assessment, both management and the Compensation Committee believe the risks arising from the Corporation’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Corporation.
The Compensation Committee is responsible for developing and implementing the Corporation’s compensation policies and programs for the CEO and other senior executives, as further discussed in the Compensation Discussion and Analysis (“CD&A”), which begins on page 28 of this Proxy Statement.
Code of Ethics
The Corporation maintains a code of ethics, which it calls the “Member Code of Integrity,” that applies to all directors, executive officers, and other members. A copy of the Member Code of Integrity is available at investors.hnicorp.com. To the extent required by SEC or NYSE rules, the Corporation intends to disclose amendments to or waivers of the Member Code of Integrity granted to the Corporation's directors and executive officers by posting such information to the Corporation’s website within four business days following the date of such amendment or waiver.
Policy for Review of Related Party Transactions
The Corporation has adopted a written policy for reviewing and approving transactions between the Corporation and its related parties, including executive officers, directors, director nominees, shareholders beneficially owning greater than five percent of the Corporation's voting securities, and any affiliates of the foregoing. The policy applies to transactions, arrangements, or relationships:
•	involving more than $100,000;
•	in which the Corporation, or one of its affiliates, is a participant; and
•	in which a related party could have a direct or indirect material interest.
The policy does not apply to certain compensation payments approved by the appropriate committee of the Board, transactions available to all other shareholders or members on the same terms, transactions with an entity in which the related party’s interest is only as a director or a less than 10 percent owner, or transactions in which the rate charged by a related party is determined by competitive bid.
The Corporation’s General Counsel performs the initial review of all transactions subject to the policy. Quarterly, the General Counsel reports to the Audit Committee each known transaction to be considered by the Audit Committee pursuant to the policy, including the proposed aggregate value of each transaction and any other relevant information. After review, the Audit Committee approves, ratifies, or disallows each transaction in accordance with the policy.
If the General Counsel learns of an ongoing or completed transaction, arrangement, or relationship not submitted for prior review and approval, the General Counsel will submit it to the Audit Committee for ratification, amendment, rescission, or termination.
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During the Corporation’s 2023 fiscal year, there were no transactions with related persons required to be reported in this Proxy Statement.
Anti-Hedging and Anti-Pledging Policy
The Corporation’s insider trading policy prohibits hedging and pledging transactions. Specifically, the Corporation prohibits officers and other members, directors, or their designees from hedging their ownership of the Corporation’s common stock (including prepaid variable forwards, equity swaps, collars, and exchange funds), engaging in short sales or purchasing put or call options, pledging their shares of the Corporation’s common stock, holding them in a margin account, or engaging in short-term transactions with shares of the Corporation’s common stock.
Shareholder Outreach and Engagement
The Corporation has a philosophy of direct engagement, open communication, and transparency with its shareholders. Shareholders provide valuable insights into emerging issues and feedback on the Corporation's performance. In 2023, members of the Corporation’s senior management met with many shareholders both in person and virtually. In addition, the Chairman and CEO and the Chief Financial Officer maintain contact with many of our largest shareholders to discuss topics, including financial performance, risk management, corporate governance, and environmental and social issues.
Shareholder Communications with the Board
Shareholders and other interested parties who wish to communicate with the Board, or any director, should send an email to BoardofDirectors@hnicorp.com or mail a letter to the Board of Directors, c/o Corporate Secretary, HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, with a request to forward the communication to the intended recipient. Communications received will be reviewed by the office of the Corporate Secretary for the sole purpose of determining whether the contents are a message to the Board or any director and whether such message is appropriate. Communications not in the nature of advertising or promotions of a product or service, and not otherwise deemed inappropriate, will be promptly forwarded to the appropriate party.
Member-Owner Culture
An important element of the Corporation’s success has been its member-owner culture, which has enabled it to attract, develop, retain, and motivate skilled, experienced, and talented members. Each of the Corporation’s eligible members has the opportunity to own stock in the Corporation through a number of stock-based plans, including a member stock purchase plan and a profit-sharing retirement plan. These ownership opportunities drive a unique level of commitment to the Corporation’s success throughout the workforce. Members own approximately six percent of the Corporation’s stock as of December 30, 2023.
As of December 30, 2023, the Corporation employed approximately 8,200 persons, fewer than 100 of whom were temporary personnel.
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DIRECTORS
There currently are ten directors on the Board. The Board is divided into three classes. Generally, one class is elected each year for a term of three years. The current Board members serve for three-year terms expiring at the annual meeting of shareholders in 2024, 2025 and 2026, respectively. At the Annual Meeting, three directors are standing for reelection.
The Board and the Governance Committee have adopted guidelines for identifying and evaluating director candidates. Under these guidelines, the Governance Committee considers the mix of director characteristics, experiences, diversity attributes (including factors such as age, gender, education, ethnicity, and career experience), perspectives, and skills appropriate for the Corporation. The Governance Committee reviews these factors and others considered useful by the Governance Committee in assessing the perceived needs of the Board and the Corporation from time to time. The Governance Committee may use a variety of means to identify potential nominees, including recommendations from the Chairman, directors, or others associated with the Corporation. The Governance Committee may retain third-party search firms to identify potential nominees based on the Corporation’s established criteria for director candidates discussed above. The Governance Committee screens potential candidates and recommends suitable candidates to the Board for nomination.
The Corporation requires candidates to possess the highest personal and professional integrity and ethics and be willing and able to devote the required time to the Corporation. The Corporation believes its directors should have varied and complementary backgrounds, which together build the overall strength of the Board, and the Governance Committee is committed to actively seeking diverse candidates to include in the pool from which director candidates are chosen.
The Governance Committee evaluates candidates recommended by the Corporation’s shareholders using the same criteria for candidates described above and considering additional information required by the Corporation’s By-laws (“By-laws”).
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Summary of Individual Director Primary Skills, Core Competencies, and Attributes
The following matrix identifies the primary skills, core competencies, and other attributes identified by the Governance Committee each director brings to his or her service on the Corporation’s Board and committees. Each director possesses other skills and competencies.

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The following charts summarize some of the key characteristics of our Board members. The Lead Director and one of the Corporation’s three committee chairs self-identify as ethnically diverse.

Board Characteristics

Ethnicity*
South Asian
Latin
White
* based on self-identification
Gender*
Women
Men
Age
40's
50's
60's
70's
Average Age = 61.5 years
Tenure
0-5 Years
6-9 Years
10+ Years
Average Tenure = 13.28 years
Independence
Independent
Non-Independent

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Skills, Competences, and Attributes	Relevance to HNI	Board Composition
Financial Reporting Accounting / Auditing Capital Structure	As a public company, we are subject to complex financial and regulatory requirements. Experience is important to HNI's use of financial metrics to accurately and transparently measure and report performance, assess strategic opportunities and allocate capital. Qualifications include executive level responsibility for the accounting, finance or audit function of a large organization, related senior level academic experience, and relevant professional licensing.	4
People Development Diversity, Equity and Inclusion	We seek to employ and retain the best talent to lead and drive our businesses. Knowledge and experience with human resource management, diversity, equity and inclusion, and executive compensation help us recruit, retain, and develop key talent essential to our operations, growth and long-term value creation. Qualifications include executive level responsibility for people and organizational development.	5
CEO / Executive Management Public Company	Experience leading a large, widely-held organization provides practical insights on the need for transparency, accountability, integrity, and understanding of the complex inter-related aspects of our company. Qualifications include acting as Chief Executive Officer, or Senior or Executive Vice President of a large or medium size public company with significant leadership responsibility.	9
Consumer / Sales / Marketing	We strive to provide our customers with the best customer service in the industry and make their experience dealing with us convenient and easy. Experience in customer services, marketing, or consumer retail business helps strengthen our focus on these objectives. Qualifications include extensive executive level experience developing and managing the marketing, sales or merchandising functions of a large consumer focused organization.	5
Corporate Governance Risk Management Legal	As a public company, we expect effective oversight and transparency, and our stakeholders demand it. Experience in public company governance and other professional governance organizations helps guide our practices. Risk oversight and management experience informs our enterprise risk management process and the identification and mitigation of material risks. Qualifications include executive level responsibility for effective governance or risk management at a large organization, or related senior level academic experience.	7
Technology / Digital Data / E-Commerce / Cybersecurity	To meet the requirements of rapidly changing markets, development and use of digital technology, enabled e-commerce platforms, and data analytics, are important to serve our customers. Skill with digital, data, e-commerce, mobile consumer experience and marketing provides valuable insights. Qualifications include executive level experience developing and utilizing technology tools and data to transform business operations and enhance customer experience, or related senior level academic experience.	4
International	With global operations in several countries, international experience helps us understand opportunities and challenges. Qualifications include executive level responsibility for large scale international business operations or functions with extensive experience doing business in multiple jurisdictions.	4
Corporate Social Responsibility / Sustainability / Climate	As a public company, we strive to be a force for good in our communities. This means constantly working to reduce our impact on the environment, developing sustainable products and manufacturing processes, and fostering worthy causes. Experience developing sustainability programs and leading change for the betterment of society help set our direction and guide our practices. Qualifications include executive level responsibility for corporate social responsibility or sustainability at a large organization, or related senior level academic experience.	5
Manufacturing / Engineering Lean Operations	We have significant manufacturing operations practicing advanced Lean processes requiring sophisticated, interconnected logistics. Experience informs HNI's ongoing commitment to maintaining and strengthening our manufacturing excellence and reliability. Qualifications include executive level responsibility for extensive manufacturing or engineering operations with large organizations and lean expertise.	5
Distribution / Fulfillment Supply Chain	We operate a complex distribution and fulfillment network to ensure efficient, convenient delivery of our products to customers. Experience with complex, multi-channel fulfillment is important to the effective operation of our network. Qualifications include executive level responsibility for distribution and fulfillment networks of large, complex organizations.	5

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Director Independence
Under the Corporation’s Corporate Governance Guidelines, at least three-fourths of the directors must be considered independent under the NYSE rules and applicable law. The Board has affirmatively determined that Ms. Bell, Ms. Jones, Mr. Hallinan, Mr. Porcellato, Ms. Smith, Mr. Calado, Ms. Francis, Mr. Hartnett, and Ms. Sivajee, constituting nine of the Corporation’s ten directors, are independent under NYSE rules and the standards for independent directors established in the Corporation’s Corporate Governance Guidelines, which incorporate the director independence requirements set forth in the NYSE rules. The NYSE rules provide that, in order to determine a director is independent, the Board must determine the director has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). In accordance with NYSE rules, when assessing the materiality of a director’s relationship (if any) with the Corporation, the Board considers materiality both from the standpoint of the director and from the standpoint of persons or organizations with which the director has an affiliation.
Director Biographies
The following biographies describe the skills, qualities, attributes, and experience of each director serving on the Board. The Board believes the directors possess the appropriate mix of diversity in terms of gender, age, ethnicity, skills, business experience, service, and viewpoints, and considers the directors, including those directors being nominated for reelection to the Board at the Annual Meeting, to be qualified for service due to the skills, experience, and other attributes reflected in each director's biography below.
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Directors Standing for Election
Ms. Bell, Ms. Jones, and Mr. Hallinan comprise a class of directors whose terms will expire at the Annual Meeting. Ms. Bell, Ms. Jones, and Mr. Hallinan each have been nominated for reelection by the Board.

Mary A. Bell, age 63, has been a director of the Corporation since November 2006. Ms. Bell has also served as a director of Husco International Inc. since November 2015 and as a director of PPC Partners since June 2019. Prior to her retirement in July 2015, Ms. Bell was a Vice President of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. From 2004 to 2007, she was the Vice President of Caterpillar’s Logistics Division and served as Chairman and President of Cat Logistics Services, Inc., formerly a wholly owned subsidiary of Caterpillar. Ms. Bell brings to the Board considerable logistics, manufacturing and dealer channel expertise and general management experience derived primarily from her service in various roles at Caterpillar. She currently serves on the Governance Committee.

Mary K.W. Jones, age 55, has been a director of the Corporation since February 2016. Since 2019, Ms. Jones has served as Senior Vice President, General Counsel and Worldwide Public Affairs of Deere & Company (“Deere”), a world-leading provider of advanced products and services for agriculture, construction, forestry and turf care. From 2010 through 2012, she served as Deere's Vice President, Global Human Resources. Ms. Jones brings to the Board significant risk management, corporate governance and general legal expertise, derived largely from her role leading the Deere compliance and legal functions. In addition, she brings to the Board significant expertise in the areas of talent strategy, executive succession planning and compensation, derived from her former role as Deere’s Vice President, Global Human Resources. Ms. Jones currently serves as Chair of the Compensation Committee.

Patrick D. Hallinan, age 56, has been a director of the Corporation since September 2022. Since 2023, Mr. Hallinan has served as Executive Vice President, Chief Financial Officer of Stanley Black & Decker, a manufacturer of industrial tools and household hardware. From 2017 through 2023, Mr. Hallinan served as the Senior Vice President and Chief Financial Officer of Fortune Brands Home & Security, Inc., a manufacturer of home and security products. From 2013 to 2017, Mr. Hallinan served as Fortune Brands’ Senior Vice President – Finance and Chief Financial Officer of its plumbing segment. Mr. Hallinan brings to the Board extensive expertise in finance, business strategy, general management, and business leadership derived from his service at Fortune Brands. Mr. Hallinan currently serves on the Audit Committee and qualifies as an “audit committee financial expert.”

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Continuing Directors
Mr. Lorenger, Mr. Porcellato, and Ms. Smith comprise a class of directors whose terms will expire at the Corporation’s 2025 annual meeting of shareholders.

Jeffrey D. Lorenger, age 59, the Corporation’s President and Chief Executive Officer, has been a director since April 2018. On February 12, 2020, Mr. Lorenger was elected to serve as Chairman of the Board. Mr. Lorenger has worked for the Corporation for over 20 years and prior to his current role as President, Chief Executive Officer and Chairman, held multiple executive level positions including as President, Office Furniture, from 2017 to 2018; President, Contract Furniture, from 2014 to 2017; and President, Allsteel from 2008 to 2014. Mr. Lorenger has also held positions as Vice President, Sales and Marketing for The HON Company and Vice President, General Counsel and Secretary for HNI Corporation. On February 1, 2024, Mr. Lorenger joined the Board of Directors of THOR Industries. Mr. Lorenger serves as the chair of the board of directors for the Business and Institutional Furniture Manufacturers Association and is a member of the Tippie Advisory Board at the College of Business, University of Iowa.

Larry B. Porcellato, age 65, has been a director of the Corporation since August 2004. Mr. Porcellato was Chief Executive Officer of The Homax Group, Inc. (“Homax”), a leading specialty application consumer products supplier to the home care and repair markets, a role from which he retired in July 2014. Previously, he was an independent business consultant and Chief Executive Officer of ICI Paints North America (“ICI Paints”). From 2008 to 2020, he was a director of OMNOVA Solutions, Inc., an innovator of emulsion polymers, specialty chemicals and decorative and functional surfaces, and a former director of privately held PSAV Holding LLC, an international, full-service technology in-house audiovisual provider. Mr. Porcellato brings to the Board chief executive officer experience in the building products industry through his former leadership of Homax and his former role as Chief Executive Officer of ICI Paints and financial expertise derived primarily from his service on the audit committee of another public company and previous finance and division leadership roles at other public companies. He also brings to the Board international and marketing expertise derived primarily from his service in various international and marketing roles at Rubbermaid Incorporated and Braun Canada Inc. and corporate governance experience through his service on the compensation and governance committees of another public company. Mr. Porcellato currently serves on the Compensation Committee.

Abbie J. Smith, age 70, has been a director of the Corporation since July 2000 and served as the Lead Director from May 2014 to May 2017. Since 1999, Ms. Smith has been a Chaired Professor at the University of Chicago Booth School of Business, a national leader in higher education, and is currently the Boris and Irene Stern Distinguished Service Professor of Accounting. She is a director of DFA Investment Dimensions Group Inc. and Dimensional Investment Group Inc.; a trustee of The DFA Investment Trust Company, the Dimensional Emerging Markets Value Fund, and Dimensional ETF Trust; and a director of Ryder System, Inc., a commercial transportation, logistics and supply chain management solutions company. Ms. Smith is also a trustee of The UBS Funds (Chicago) and SMA Relationship Trust. Ms. Smith brings to the Board considerable financial and corporate governance expertise based primarily on her extensive research and teaching at the University of Chicago and her service as a director of mutual fund complex and other public company audit, performance, finance and nominating committees. She currently is Chair of the Audit Committee of the Dimensional Funds and a member of the Audit Committee of Ryder System, Inc. and the Chicago-based UBS Funds. Ms. Smith currently serves on the Compensation Committee. Although Ms. Smith does not serve on the Audit Committee, she qualifies as an “audit committee financial expert.”

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Mr. Calado, Ms. Francis, Mr. Hartnett, and Ms. Sivajee comprise a class of directors whose terms will expire at the Corporation's 2026 annual meeting of shareholders.

Miguel M. Calado, age 68, has been a director of the Corporation since August 2004. Mr. Calado is a board member of WY Group, a digital marketing and technology holding company, and he also serves as Chairman of Nanoform Finland Limited, a publicly traded international drug particle engineering company. He also chairs the Audit and Compensation Committee of Nanoform, a nanotechnology and drug particle engineering company. Mr. Calado previously was Chairman and President of WY Group from April 2017 until October 2023. From 2014 to April 2017, Mr. Calado was Vice President, Corporate Development and President of the iMax Diagnostic Imaging Business Unit of Hovione SA, an international fine chemicals company. From 2006 to 2014, he was the Vice President and Chief Financial Officer of Hovione. He has been President of GAMCAL, LLC, an investment company, since 2006. Mr. Calado brings to the Board extensive international, general management, manufacturing and financial expertise derived primarily from his previous service as Chief Financial Officer of an international manufacturing company and prior service in various roles at several large packaged and consumer goods public companies. These roles and companies include Executive Vice President and President, International for Dean Foods Company and several international finance roles for PepsiCo, Inc., including Senior Vice President, Finance and Chief Financial Officer, PepsiCo Foods International. Mr. Calado currently serves as Lead Director and on the Audit Committee. He qualifies as an “audit committee financial expert.”

Cheryl A. Francis, age 70, has been a director of the Corporation since May 1999. Ms. Francis has been Co-Chairman of the Corporate Leadership Center, a not-for-profit organization focused on developing tomorrow’s business leaders, since 2008. Previously, from 2002 to 2008, she was the Vice Chairman of the Corporate Leadership Center. Ms. Francis is a director of Aon plc, a leading global professional services firm providing a broad range of risk, retirement and health solutions, and Morningstar, Inc., a leading provider of independent investment research in North America, Europe, Australia and Asia. Ms. Francis also chairs the Audit Committee of Morningstar. Ms. Francis brings to the Board significant financial expertise based primarily on her prior role as Chief Financial Officer of R.R. Donnelley & Sons Company and service on the audit and finance committees of other public companies. She also brings to the Board corporate governance experience through her service on the compensation and governance committees of other public companies, and executive leadership development experience based on Corporate Leadership Center work with CEOs, leading academic institutions and corporate executives. She currently serves on the Governance Committee. Although Ms. Francis does not serve on the Audit Committee, she qualifies as an “audit committee financial expert.”

John R. Hartnett, age 63, has been a director of the Corporation since August 2016. Prior to his retirement in 2022, Mr. Hartnett was Executive Vice President at Illinois Tool Works Inc. (“ITW”), a Fortune 200 global multi-industrial manufacturing leader with seven industry-leading business segments. Mr. Hartnett was with ITW for 37 years and led its Welding segment prior to his retirement. Mr. Hartnett has extensive engineering, marketing, manufacturing and management experience from his numerous business roles at ITW including his previous role as head of ITW’s Construction Products segment. Mr. Hartnett currently serves as Chair of the Audit Committee and qualifies as an “audit committee financial expert.”

Dhanusha Sivajee, age 46, has been a director of the Corporation since July 2019. Ms. Sivajee is the Chief Marketing Officer of Angi Inc., the leading digital solution for home needs. Ms. Sivajee has been with Angi Inc. since September 2021. Previously, Ms. Sivajee was Chief Marketing Officer at The Knot Worldwide, a global technology company that provides content and services for weddings (from 2014 through 2021) and AOL Brand Group; Vice President of Global Marketing at Bloomberg Mobile; and Director, Advanced Product and Digital Marketing at Home Box Office. Ms. Sivajee brings to the Board extensive strategically-driven marketing and transactional marketplace experience from more than 20 years working across media and e-commerce industries. Ms. Sivajee currently serves as Chair of the Governance Committee.

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Committee Membership
The following table identifies the current committee members. As discussed above, the Board has determined all committee members are independent in accordance with the NYSE rules and applicable SEC rules.
Director	Audit Committee	Human Resources and Compensation Committee	Public Policy and Corporate Governance Committee
Mary Bell			•
Miguel Calado*	•
Cheryl Francis			•
John Hartnett	•
Patrick Hallinan	•
Mary Jones		•
Jeffrey Lorenger
Larry Porcellato		•
Dhanusha Sivajee			•
Abbie Smith		•

•	Committee Chair
•	Committee member
*	Lead Director
DIRECTOR COMPENSATION
Non-Employee Director Compensation
The Governance Committee is responsible for annually reviewing compensation paid to non-employee directors for service on the Board and for recommending to the Board changes in compensation, if appropriate. The Corporation's CEO does not receive any compensation for his services as a director. The Board is responsible for approving director compensation based on recommendations by the Governance Committee. Neither the Governance Committee nor the Board delegates its authority with respect to setting director compensation to any other person or group. However, the Corporation’s management may, at the request of the Governance Committee, assist the Governance Committee in its review of director compensation, which may include recommending changes to compensation. Although it has not done so recently, the Governance Committee has authority to retain a consultant to assist in the evaluation of the compensation and benefits for directors and to approve the consultant’s fees and other retention terms.
For 2023, each non-employee director received an annual retainer of $200,000, of which $80,000 was paid in cash in equal installments of $20,000 after each quarterly Board meeting and $120,000 was paid in the form of common stock issued under the 2017 Equity Plan for Non-Employee Directors (“Equity Plan”) following the May Board meeting.
The Lead Director receives an additional annual cash retainer of $30,000. The Chair of the Audit Committee receives an additional annual cash retainer of $20,000. The Chair of the Compensation Committee and the Chair of the Governance Committee each receive an additional annual cash retainer of $15,000. Cash retainers for the Lead Director and Chairs are paid in equal installments after each quarterly Board meeting. Directors also are reimbursed for travel and related expenses incurred to attend meetings.
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The Corporation requires each non-employee director to own common stock of the Corporation with a market value of five times or more the cash portion of the annual retainer. To promote common stock ownership, non-employee directors who have not yet met this minimum share holding requirement are required to receive one-half of the cash portion of their annual retainer in the form of shares of common stock issued under the Equity Plan or, to the extent the director participates in the Corporation’s Directors Deferred Compensation Plan (“Directors Deferred Plan”), in the form of nonvoting share units to be credited to the director’s account under the Directors Deferred Plan.
Under the Equity Plan, non-employee directors may elect to receive all or a portion of their cash retainers in the form of shares of common stock. Under the Directors Deferred Plan, each director has the opportunity to defer up to 100% of their retainers. Amounts can be deferred to a cash account earning interest at a rate set each year at 1% above the prime interest rate or to the Corporation’s notional stock account in the form of nonvoting share units that fluctuate in value based on the price increase or decrease of the common stock and earn dividends distributed to all shareholders. The dividends are automatically reinvested for each participant to acquire additional nonvoting share units. For any cash compensation deferred to the Corporation’s notional stock account, the number of nonvoting share units is determined by dividing the amount of the compensation by the fair market value of a share of common stock on the date the compensation would have otherwise been paid. Each director participating in the Directors Deferred Plan elects, on an annual basis, the date or dates of distribution (i.e., a director can elect a lump-sum distribution or distribution via annual installments not to exceed 15) of any amounts they defer. In addition, each non-employee director is eligible to receive awards of stock options to purchase common stock, restricted stock or common stock grants, or any combination thereof, under the Equity Plan in amounts authorized by the Board.
As of the March 15, 2024 Record Date, the Corporation has never issued stock options or restricted stock to the non-employee directors and all shares of common stock issued to directors in lieu of cash retainer amounts were fully vested upon issuance.
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Director Compensation for 2023

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Mary Bell	79,250	120,000	3,948	4,400	207,598
Miguel Calado	101,750	120,000	—	4,400	226,150
Cheryl Francis	100,500	120,000	—	4,400	224,900
Patrick Hallinan	79,250	120,000		4,400	203,650
John Hartnett	84,250	120,000	—	4,400	208,650
Mary Jones	94,250	120,000	—	4,400	218,650
Larry Porcellato	79,250	120,000	1,574	4,400	205,224
Dhanusha Sivajee	94,250	120,000	—	4,400	218,650
Abbie Smith	79,250	120,000	—	4,400	203,650

Notes
(1)
For 2023, the non-employee directors listed in the table above each earned the following fees paid in cash: Ms. Bell - $79,250 annual retainer; Mr. Calado - $79,250 annual retainer plus $15,000 retainer for service as Chair of the Audit Committee through August 15, 2023 and $7,500 for service as Lead Director; Ms. Francis - $79,250 annual retainer plus $21,250 retainer for service as Lead Director through August 15, 2023; Mr. Hallinan - $79,250 annual retainer; Mr. Hartnett - $79,250 annual retainer plus $5,000 retainer for service as Chair of the Audit Committee; Ms. Jones - $79,250 annual retainer plus $15,000 retainer for service as Chair of the Compensation Committee; Mr. Porcellato - $79,250 annual retainer; Ms. Sivajee - $79,250 annual retainer plus $15,000 retainer for service as Chair of the Governance Committee; Ms. Smith - $79,250 annual retainer; Mr. Hallinan received 50% of the annual cash retainer in the form of 1,255 shares of common stock under the Equity Plan.

(2)
Represents the equity portion of the annual retainer paid in the form of a $120,000 common stock grant under the Equity Plan authorized by the Board on May 16, 2023. Each non-employee director, serving on the Board as of May 16, 2023 was issued 4,583 shares of common stock at a price of $26.18 (the closing price of a share of common stock as reported on the NYSE on the date of grant, May 16, 2023) for a total grant date fair value of $119,982.94, as computed in accordance with FASB Accounting Standards Codification Topic 718. The difference between the $120,000 common stock grant authorized by the Board and the actual value of common stock issued was approximately $17. As the Corporation only issues fractional shares under the Directors Deferred Plan, and not under the Equity Plan, the Corporation paid each non-employee director serving on the Board as of May 16, 2023, $17, in the form of cash in lieu of a fractional share for those non-employee directors who did not elect to defer their common stock grant under the Directors Deferred Plan. There are no unexercised option awards or unvested stock awards outstanding as of the end of 2023 for any of the directors.

(3)
Includes above-market interest earned on cash compensation deferred under the Directors Deferred Plan. Interest on deferred cash compensation is earned at one percent over the prime rate. Above-market earnings represent the difference between the interest earned under the Directors Deferred Plan and the applicable federal long-term rate of 120%. Above-market interest earned by Ms. Bell is for cash compensation deferred prior to January 1, 2021, interest earned by Mr. Porcellato is for cash compensation deferred prior to January 1, 2007.

(4)	Value of dividends earned on the shares granted to directors in 2023.
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PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Proposal Summary
The Board has nominated directors Mary A. Bell, Mary K.W. Jones, and Patrick D. Hallinan to be elected to serve on the Board, each for a term of three years expiring at the 2027 annual meeting of the shareholders and until their successors are duly elected and qualified.
Each nominee currently serves on the Board and has been determined to be independent under the NYSE rules and applicable SEC rules. There are no family relationships between the Corporation’s executive officers and nominated directors.
Nominees elected as directors at the Annual Meeting will hold office for the indicated term or until their respective successors are elected and qualified, subject to their prior death, resignation, or removal.
The Corporation believes each nominee listed above will be available to serve if elected. However, if any one of them becomes unavailable, the persons named as proxies have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the Annual Meeting may be filled by the Board.
Required Vote
Each director nominee will be elected if the votes cast “FOR” such nominee’s election exceed the votes cast “AGAINST” such nominee’s election at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast either “for” or “against” a nominee’s election.
Recommendation of the Board
The Board recommends a vote “FOR” the election of each of the director nominees.

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Audit Committee Matters

AUDIT COMMITTEE REPORT
The Audit Committee consists of three members: John R. Hartnett, who serves as Chair of the Audit Committee, Miguel M. Calado, and Patrick D. Hallinan. Each member is an independent director under NYSE and SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available at investors.hnicorp.com. The Board has determined that Miguel M. Calado, Patrick D. Hallinan, and John Hartnett are “audit committee financial experts.”
The Audit Committee has responsibility for selecting and evaluating the independent registered public accounting firm, which reports directly to the Audit Committee, overseeing the performance of the Corporation’s internal audit function, and assisting the Board in its oversight of enterprise risk management including privacy, cybersecurity, and data security.
Management has primary responsibility for the Corporation’s consolidated financial statements and the overall reporting process, for maintaining adequate internal control over financial reporting and, with the assistance of the Corporation’s internal auditors, for assessing the effectiveness of the Corporation’s internal control over financial reporting. KPMG LLP (“KPMG”), the Corporation’s independent registered public accounting firm since 2015, is responsible for performing an independent audit of the Corporation’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), expressing an opinion as to the conformity of the consolidated financial statements with generally accepted accounting principles in the United States, and auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and work with KPMG’s lead partner.
KPMG rotates its lead audit engagement partner every five years. The Audit Committee interviews proposed candidates and selects the lead audit engagement partner. The Audit Committee last selected a new KPMG lead audit engagement partner beginning with the fiscal year 2020 audit.
The Audit Committee and management engage in an annual review of KPMG. As part of that review, management prepares an assessment that includes the results of a management survey of KPMG’s overall performance, an analysis of KPMG’s fees and services, and risks that may impair KPMG’s ability to perform the audit. The Audit Committee considers management’s report, the continued independence of KPMG, and whether retaining KPMG is in the best interest of the Corporation and its shareholders. The annual review serves as the basis for the recommendation made by the Audit Committee and Board to the Corporation’s shareholders regarding the selection of the Corporation’s independent auditor.
The Audit Committee also oversees management’s processes to identify and quantify material risks facing the Corporation, including risks disclosed in the Corporation’s Annual Report on Form 10-K. The Audit Committee meets regularly with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations, the evaluation of the Corporation’s internal control over financial reporting, and the overall quality of the Corporation’s accounting.
Management represented to the Audit Committee the Corporation’s consolidated financial statements for fiscal year ended December 30, 2023, were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG. Management has also represented it has assessed the effectiveness of the Corporation’s internal control over financial reporting, and has determined that, as of December 30, 2023, the Corporation maintained effective internal control over financial reporting. The Audit Committee has reviewed and discussed with management and KPMG this assessment. The Audit Committee has also discussed with KPMG its evaluation of the accounting principles, practices, and judgments applied by management, and any items required to be communicated to it by KPMG in accordance with regulations promulgated by
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the SEC and the PCAOB including the matters required to be discussed by PCAOB Auditing Standard No. 1301. The Audit Committee reviewed and discussed the critical audit matters (“CAMs”) addressed in the audit and the relevant financial statement accounts or disclosures that related to each CAM.
The Audit Committee received and reviewed the written disclosures and the letter from KPMG required by the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG its independence. The Audit Committee also concluded the provision of non-audit services by KPMG is compatible with maintaining their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board the consolidated financial statements referred to above be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023.
Audit Committee
John R. Hartnett, Chair
Miguel M. Calado
Patrick D. Hallinan
AUDIT AND NON-AUDIT FEES
The following table sets forth the fees paid to the Corporation’s independent registered public accounting firm KPMG for fiscal years 2023 and 2022:

Fee Category	2023	2022
Audit Fees (1)	$3,110,000	$2,200,000
Audit-Related Fees (2)	$150,000	—
Tax Fees (3)	$395,000	—
All Other Fees (4)	—	—
Total	$3,655,000	$2,200,000

Notes
(1)
Audit Fees relate to professional services provided in connection with the audit of the Corporation's annual financial statements and internal control over financial reporting, review of quarterly financial statements and audit services provided in connection with other statutory and regulatory filings or engagements.

(2)	Audit-Related Fees relate to professional services provided that are reasonably related to the performance or review of the Corporation’s financial statements.
(3)	Tax Fees relate to professional services provided in connection with tax compliance, and tax consulting and planning services.
(4)	All Other Fees relate to professional services provided other than the services reported in the categories above.
PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES
The Audit Committee is responsible for the negotiation and approval of all audit and non-audit engagement fees, terms and services. The Audit Committee has policies and procedures requiring pre-approval by the Audit Committee of any engagement of our independent registered public accounting firm to perform audit or permissible non-audit services. Between Audit Committee meetings, the Audit Committee may delegate to one or more members of the Audit Committee the authority to pre-approve such services. The delegated member or members must report any such pre-approvals to the Audit Committee at its next scheduled meeting. All services performed by KPMG in 2023 were pre-approved by the Audit Committee.
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PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal Summary
The Audit Committee has re-appointed KPMG as the Corporation’s independent registered public accounting firm for the Corporation’s 2024 fiscal year. KPMG has served as the Corporation’s independent registered public accounting firm since 2015. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the audit firm.
Based on its most recent evaluation of KPMG, the members of the Audit Committee believe the retention of KPMG is in the best interest of the Corporation and its shareholders. At the Annual Meeting, the Board proposes that shareholders ratify the appointment of KPMG as the Corporation’s independent registered public accounting firm for the fiscal year ending December 28, 2024. Although shareholder ratification is not required by the By-laws or otherwise, the Corporation is submitting the selection of KPMG to its shareholders to permit shareholders to participate in this important decision. If the shareholders fail to ratify the Audit Committee’s selection of KPMG, the Audit Committee will reconsider the selection, but may continue to retain KPMG. If the appointment is ratified by shareholders, the Audit Committee in its discretion nevertheless may change the appointment at any time during the current fiscal year if it determines that a change would be in the best interests of the Corporation and its shareholders.
Representatives of KPMG will be present at the Annual Meeting, have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions.
Required Vote
The affirmative vote of the holders of a majority of the outstanding shares voted at the Annual Meeting is required to adopt the Proposal. Abstentions and broker non-votes will not be counted for purposes of determining whether this Proposal has received sufficient votes for approval.
Recommendation of the Board
The Board recommends a vote “FOR” ratification of KPMG as the Corporation’s independent registered public accounting firm.

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Executive Compensation

PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Proposal Summary
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the related rules of the SEC, shareholders have the opportunity to cast an annual advisory vote to approve Named Executive Officer compensation as disclosed pursuant to the compensation disclosure rules of the SEC, which includes the CD&A, the compensation tables, and the accompanying narrative disclosures.
The Corporation encourages shareholders to read the CD&A and other sections of this Proxy Statement describing how the Corporation’s executive compensation program operates. The Compensation Committee and the Board believe the Corporation’s compensation program is effective in creating long-term shareholder value and contributing to the Corporation’s continuing success.
Accordingly, shareholders are asked to approve the following resolution at the Annual Meeting:
RESOLVED, the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.
As an advisory vote, this proposal is not binding on the Corporation, the Board or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by our shareholders on this proposal and will carefully consider the outcome of this vote when making future compensation decisions for the Named Executive Officers.
Required Vote
The affirmative vote of the holders of a majority of the outstanding shares voted at the Annual Meeting is required to adopt the resolution. Abstentions and broker non-votes will not be counted for purposes of determining whether this Proposal has received sufficient votes for approval.
Recommendation of the Board
The Board recommends a vote “FOR” adoption of the resolution approving the compensation of the Named Executive Officers.

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COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This CD&A describes the key features of the Corporation’s executive compensation program and the Compensation Committee’s approach in deciding 2023 compensation for the Named Executive Officers:

Name	Position
Jeffrey D. Lorenger	Chairman, President and Chief Executive Officer, HNI Corporation
Marshall H. Bridges	Chief Financial Officer; Senior Vice President, HNI Corporation
Vincent P. Berger	President, Hearth & Home Technologies; Executive Vice President, HNI Corporation
Steven M. Bradford	Senior Vice President, General Counsel and Secretary, HNI Corporation
B. Brandon Bullock	President, The HON Company
This CD&A is divided into four parts:
1.	Executive Compensation Overview
2.	Executive Compensation Objectives and Governance
3.	Executive Compensation Elements
4.	Additional Compensation Programs and Policies
Fiscal Year 2023 Overview
During fiscal 2023, the Corporation delivered strong performance despite lower organic sales resulting from macro-economic headwinds. Profit in the Corporation’s Workplace Furnishings segment significantly increased primarily due to price realization, strong operational productivity gains, streamlined administrative costs, and positive impacts resulting from the acquisition of Kimball International. In the Residential Building Products segment, the Corporation experienced a profit decline driven by housing market pressures. The Corporation was able to limit negative impacts from lower volumes and deliver strong operating margins in this segment. The consolidated results of the organization provided significant cash flows, and the Corporation ended the year with a strong balance sheet reflecting modest debt.
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1. Executive Compensation Overview
Primary Compensation Elements
The primary elements of the compensation program are base salary and annual and long-term performance-based incentive opportunities. These primary elements were chosen to attract the best talent and drive long-term shareholder value creation.

Element	Description	Purpose
Base Salary (see page 34)	Annual cash compensation	Compensation for expected day-to-day responsibilities. Pay adjustments are based on capabilities, responsibilities, and market factors
Annual Incentive (see page 34)	Targeted variable compensation equal to a percentage of base salary paid once per year and based 80% on financial performance and 20% on individual objectives	Focus executives on annual performance goals, typically financially driven
Long-Term Incentive (see page 38)	Variable performance compensation typically in the form of time-based Restricted Stock Units and Performance Share Units earned at the end of a three-year period based on Adjusted EBITDA goals	Align executives’ decisions with long-term shareholder value creation. Promote executive retention
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Other Key Compensation Practices
The Compensation Committee regularly reviews developments in executive compensation and governance and adjusts the Corporation’s programs, practices, and policies to align with market and best practices, as needed.

HNI Compensation Practices
What We Do
Pay for performance	A large majority of executive compensation is based on achievement of long-term value creation.
Diversity, Equity, and Inclusion (DEI)	The CEO and other executives' annual incentive compensation is tied to progress of DEI initiatives.
Corporate Social Responsibility (CSR)	The CEO and other executives' annual incentive compensation is tied to progress of CSR initiatives.
Stock ownership guidelines	Stock ownership guidelines require the CEO to hold shares valued at 5x base salary and other Named Executive Officers at 3x base salary.
Double trigger change in control	Both a change in control and involuntary termination are required for the change in control agreement to take effect.
Clawback policy	Performance-based compensation, under certain circumstances, will be reclaimed if the Corporation’s financial statements upon which such performance-based compensation was measured must be restated.
Anti-hedging and anti-pledging policy	Officers and directors are prohibited from engaging in hedging or pledging transactions with respect to HNI stock.
Independent compensation consultants	The Compensation Committee engages independent compensation consultants who work only for the Committee and not for management.
Annual shareholder Say on Pay	The Corporation holds an annual advisory vote regarding Named Executive Officer compensation.
Annual compensation risk assessment	The Compensation Committee reviews a risk assessment of the Named Executive Officer compensation program every year.
What We Don’t Do
No employment contracts	Neither the CEO nor any other Named Executive Officers have an employment contract.
No perquisites	Consistent with its longstanding culture, the Corporation does not offer any perquisites to Name Executive Officers, other than standard relocation assistance.
No excise tax gross-ups	No executives are eligible for excise tax gross-ups.
No repricing of underwater options	Underwater options are not repriced or replaced.
No dividends paid on stock or shares not owned
Dividends are not paid on unvested restricted stock units or unearned performance share units. Instead, such dividends accrue and are paid only if the underlying awards vest or are earned based on performance.

No supplemental executive benefits	Executive officers are not offered additional benefits beyond those generally available to all members.
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Shareholder Engagement, Responsiveness, and Say on Pay Vote Results
At the 2023 Annual Meeting, approximately 97% of the advisory votes cast by shareholders were in favor of the compensation program for Named Executive Officers. The Corporation has a strong history of shareholder support for the compensation of Named Executive Officers. Since 2012, approximately 95% or more of the advisory votes cast by shareholders each year have been in favor of the compensation program.
The Corporation’s investor relations team regularly engages with shareholders regarding the performance and strategies of the Corporation. Apart from the annual say on pay vote, shareholders have expressed no other views to the Corporation regarding executive compensation. The Compensation Committee carefully considers say on pay votes in setting the compensation of Named Executive Officers. Even with significant support from shareholders for say on pay votes, the Corporation continues to engage with shareholders to discuss their views of the executive compensation program. In addition to the Corporation’s regular dialogue with shareholders, the Compensation Committee engages independent compensation consulting firms, Frederic W. Cook & Co., Inc. (“FW Cook”) and Exequity LLP (“Exequity”), to assist with a thorough review of the Corporation's executive compensation policies and programs. The purpose of this review is to benchmark the Corporation’s design versus market practice, evaluate current programs with respect to trends and corporate governance best practices, and identify ways, if any, to strengthen shareholder alignment.
Compensation Program Changes in 2023
The Board, Compensation Committee, and Corporation continued to use a compensation program structure similar to the prior year. For 2023, the performance period for the Annual Incentive Plan was modified, and a new performance measure was utilized for the long-term incentive plan. Returning to pre-pandemic norms, an annual performance period was used to set the 2023 Annual Incentive Plan targets, moving away from the separate first-half and second-half targets used in 2022. Following discussions between the Compensation Committee and management and with input from HNI’s independent compensation consultant, the financial metric for the performance share unit portion of the long-term incentive plan was changed from economic profit targets to Adjusted EBITDA targets for the 2023 award. The Compensation Committee determined Adjusted EBITDA was aligned with HNI’s strategic framework and the creation of long-term shareholder value, while offering improved visibility for setting goals.
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2. Executive Compensation Objectives and Governance
Philosophy and Objectives
The Corporation’s Board believes in aligning the compensation of the Corporation's leadership with creating long-term value for shareholders and other important stakeholders, including members and customers. Governance of the executive compensation program, including hands-on involvement of the Compensation Committee, is guided by this principle.
Pay for Performance
Highlighting the Corporation’s pay for performance philosophy, the executive compensation program for 2023 tied a significant amount of each senior executive’s compensation to the achievement of long-term value creation through the use of annual and long-term performance-based awards. In 2023, adjusted earnings before interest and taxes (Adjusted EBIT) was used to measure financial performance under the Annual Incentive Plan, and adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) was used to measure financial performance under the long-term incentive plan. Adjusted EBIT and Adjusted EBITDA are non-GAAP financial measures as defined in SEC rules.
In 2023, Adjusted EBIT was adjusted from operating income (the comparable GAAP measure) by excluding the impact of starting a new facility, acquiring Kimball International, exiting facilities and business units, severance costs related to cost reduction initiatives, and impairment charges. In addition to these adjustments, Adjusted EBITDA, which will be measured over the 3-year cumulative period ending in 2025, will be adjusted from GAAP operating income by excluding depreciation and amortization expense, the impact of acquisitions made during the 3-year period, and other items occurring in 2024-2025 that are excluded from the Corporation’s GAAP results and publicly disclosed in its earnings releases. The Corporation believes Adjusted EBIT and Adjusted EBITDA metrics are strong indicators of long-term shareholder value creation.
Pay Mix
For 2023, the target compensation mix for the CEO and other Named Executive Officers is below. Approximately 52% of CEO compensation and 46% of all other Named Executive Officers’ compensation is considered variable based on achieving financial and strategic objectives.

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Compensation Committee and Non-Employee Directors
The Compensation Committee is responsible for the oversight of the Corporation’s executive compensation programs. The Compensation Committee reviews and recommends to the Board for approval by the non-employee directors all elements of the CEO's compensation. For the other Named Executive Officers, the Compensation Committee considers recommendations from the CEO and approves all elements of compensation except equity grants, which the Compensation Committee recommends for approval by the non-employee directors.
The Corporation’s Member and Community Relations Department, Office of the General Counsel, and Finance Department support the Compensation Committee and the Board in a variety of ways related to executive compensation, including conducting executive compensation benchmarking, preparing compensation-related materials, and providing updates on corporate governance laws and best practices.
The Compensation Committee occasionally retains outside compensation consultants to provide recommendations for structuring and designing the Corporation’s executive compensation program, selecting a peer group for benchmarking, and establishing competitive incentive award targets. The Compensation Committee has engaged FW Cook and Exequity as executive compensation consultants. FW Cook served as the compensation consultant in 2023 to review CEO compensation for 2024. In 2023, Exequity provided guidance on a variety of topics related to executive compensation programs. Both FW Cook and Exequity are independent compensation consultants that provided no services to HNI other than those services provided to the Compensation Committee. After considering the six independence factors discussed in Section 303A.05(c)(iv)(A)-(F) of the NYSE Listed Company Manual, the Compensation Committee determined that FW Cook and Exequity had no conflict of interest pursuant to Item 407(e)(3)(iv) of the SEC’s Regulation S-K.
Benchmarking with Market Data
CEO Benchmarking
The Compensation Committee compares CEO compensation to a group of peer companies. The Compensation Committee includes companies in similar industries or with a similar level of business complexity, manufacturing approach, or go-to-market structure with whom the Corporation may compete for talent. Additionally, the Compensation Committee considers the relative size of the companies, including market capitalization, net sales, and employee headcount. In 2023, the Compensation Committee, considering the above-identified factors, chose the same peer group of 18 companies as in the prior year when determining compensation. The following table lists these peer companies.

Peer Group
A.O. Smith Corporation	La-Z-Boy
ACCO Brands	Leggett & Platt, Incorporated
American Woodmark	Lennox International Inc.
Armstrong World Industries, Inc.	Lincoln Electric Holdings Inc.
Donaldson Company, Inc.	Masonite
MillerKnoll	Pitney Bowes
Hillenbrand	Regal Beloit Corporation
Interface	Steelcase Inc.
Kennametal Inc.	Valmont Industries
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The Compensation Committee utilized the peer companies CEO compensation data to establish the elements and targets of Mr. Lorenger’s compensation as CEO in early 2023.
Market Data for Other Named Executive Officers
The Compensation Committee annually assesses base salary and annual and long-term incentive compensation data compiled from commercially available compensation survey reports published by Willis Towers Watson and Mercer Human Resource Consulting (collectively, the “Survey Reports”).
In 2023, the Compensation Committee followed its regular process of using the Survey Reports in reviewing the elements and targets of the Named Executive Officers’ compensation (except the CEO), considering the responsibilities and capabilities of each executive officer.
3. Executive Compensation Elements
Base Salary
For 2023, the base salary for each Named Executive Officer was based on the market median for the relevant position. Actual base salaries may be higher or lower than the market median based on the following factors, which are considered annually by the Compensation Committee when determining changes in base salary:
•	demonstrated growth, development, and advancement;
•	individual performance and competency; and
•	value of experience both in service to the Corporation and other organizations.
The Compensation Committee conducts the CEO’s annual base salary review at the February Board meeting and all non-employee directors participate with the Compensation Committee in this review. For other executive officers, the Compensation Committee normally approves base salary changes annually at the Board meeting prior to the anniversary date of each officer's appointment.
The Compensation Committee (and with respect to the CEO’s base salary, the non-employee directors) awarded the following base salaries in 2023 to the Corporation’s Named Executive Officers:

Name	2022 Annual Base Salary ($)	2023 Annual Base Salary ($)	Increase ($)	Increase (%)
Jeffrey D. Lorenger	1,000,000	1,030,000	30,000	3
Marshall H. Bridges	536,900	558,400	21,500	4
Vincent P. Berger	487,400	506,900	19,500	4
Steven M. Bradford	468,900	483,000	14,100	3
B. Brandon Bullock	442,900	460,600	17,700	4
The increases awarded to the Named Executive Officers were generally consistent with the average increase for members across the Corporation.
Annual Incentive
To provide alignment with strategic business objectives, Named Executive Officers are eligible for annual incentive compensation awards under the Annual Incentive Plan. The Annual Incentive Plan helps focus the Named Executive Officers on both annual financial achievements and individual objectives aligned with the Corporation’s strategic plan.
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For 2023, key features of the Annual Incentive Plan were:

Award Target as a % of Base Salary
Chairman, President and Chief Executive Officer	120%
Other Named Executive Officers	75%
Basis of Award Achievement
Achievement of Financial Goals	80%
Attainment of Individual Objectives	20%

The CEO's annual incentive compensation award target is a greater percentage of base salary than the targets for the other Named Executive Officers because the CEO has the most impact on the Corporation’s annual performance.
The awards are paid in the first quarter following the year in which they are earned. Termination of employment other than due to death, disability, retirement, or a change in control of the Corporation prior to the end of the year in which an award is earned results in the loss of outstanding awards. Awards are paid in cash unless the executive requests and the Compensation Committee approves taking all or part of the payment in the form of common stock or the Compensation Committee determines the executive’s stock ownership does not reflect appropriate progress toward the executive’s ownership guideline. The following table describes payouts under the Annual Incentive Plan for each Named Executive Officer for 2023.

Name	Annual Incentive Compensation Award Target ($)	Actual Award Payout Attributable to Financial Goals ($)	Actual Award Payout Attributable to Individual Objectives ($)	Total Payout ($)	Actual Payout as % of Target (%)
Jeffrey D. Lorenger	1,236,000	1,977,600	309,000	2,286,600	185%
Marshall H. Bridges	418,800	670,080	104,700	774,780	185%
Vincent P. Berger	380,175	243,312	76,035	319,347	84%
Steven M. Bradford	362,250	579,600	81,869	661,469	183%
B. Brandon Bullock	345,450	552,720	86,363	639,083	185%
Each Named Executive Officer received the 2023 Annual Incentive Plan award payout in cash.
Financial Performance Goals
The Compensation Committee considers the annual financial plan, approved by the Board in February, to help establish financial goals for the Corporation and each core business unit. For 2023, financial goals were based on Adjusted EBIT and set on an annual basis for the Annual Incentive Plan. Adjusted EBIT goals are based on strategic opportunities with consideration of current market conditions (e.g., strength of the housing market, global economy, or corporate earnings) and business opportunities (e.g., launch of new product line or integration of recently acquired business).
Payout ranges are set between 0% and 200% of the Adjusted EBIT target with an achievement threshold of 35% to receive a minimum payout. Payout levels are expected to be between 80% and 120% of target in most years and average approximately 100% of target over time. The Compensation Committee establishes the financial target as an aggressive but achievable goal for the Corporation as a whole or any business unit based on economic and competitive conditions at the time goals are established.
Messrs. Lorenger, Bridges, and Bradford were eligible for awards based on the financial performance of the Corporation while Messrs. Berger and Bullock were eligible for awards based on the financial performance of each executive's individual area of responsibility (one or more business units).
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The following table shows 2023 Adjusted EBIT goals for HNI Corporation and actual achievement for the period. The table also provides background on the conditions assumed when the goal was set and commentary on why actual results differed from the goal.

2023
Adjusted EBIT goal	$102.6 million
Actual Adjusted EBIT achievement	$145.3 million
Goal setting assumptions and considerations
• 2023 profit expected to decline due to lower volumes resulting from macro-economic pressures. Also assumed the volume pressures would be partially offset by price realization, higher operational productivity, and streamlined SG&A.
• Volume decline expected to be largest in Residential Building Products, consistent with housing market weakness and elevated mortgage rates.
• Adjusted EBIT in the Workplace Furnishings segment expected to increase as benefits from profit transformation initiatives and portfolio actions more than offset lower volumes.

Reasons performance differs from the goal
• Greater-than-anticipated benefits from productivity, cost reduction efforts, and lower input costs more than offset greater-than expected volume declines.
• Adjusted EBIT in Workplace Furnishings greatly exceeded target primarily due to profit transformation initiatives and lower input costs. Workplace Furnishings volume declines were modestly better than anticipated due to improved public sector demand.

Payout (% of target)	200%
Individual Objectives
Each Named Executive Officer’s individual objectives are based on broad strategic objectives of the Corporation or one or more operating units and are defined and measured within the year. The non-employee directors annually review and approve the CEO’s individual objectives. The CEO annually reviews and approves the individual objectives of each other Named Executive Officer.
Corporate social responsibility (“CSR”), among other priorities, was a significant driver of individual objectives set in 2023 for the Named Executive Officers. The objectives for the CEO were specifically focused on supporting publicly announced CSR goals for diversity, equity and inclusion and sustainability. Each of the other Named Executive Officers was tasked with and measured against at least one of these initiatives. For example, sustainability initiatives were assigned to four Named Executive Officers, including the CEO, and maximum achievement is supported by significant progress in the areas of chemical transparency, climate change, product sustainability, waste, energy, brand experience, and safety.
At year-end, the CEO evaluates Named Executive Officers’ performance against their individual objectives and recommends an achievement percentage for Compensation Committee approval. Achievement percentages for individual objectives range from 0% to 125%. The non-employee directors, after reviewing the CEO’s self-evaluation, determine the achievement percentage of the CEO's individual objectives.
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The Compensation Committee and the CEO (and with respect to the CEO, the non-employee directors) determined the Named Executive Officers delivered results on the stated goals resulting in attainment of individual objectives from 100% to 125%. The following table explains individual objectives, actual achievements, and payout factors for each Named Executive Officer.

Name	2023 Objectives	2023 Achievements	2023 Payout Factor
Jeffrey D. Lorenger	• Implementation of corporate sustainability initiatives • Implementation of diversity, equity and inclusion initiatives	• Corporate sustainability initiatives were successfully completed • Diversity, equity and inclusion initiatives were successfully implemented	125%
Marshall H. Bridges	• Implementation of diversity, equity and inclusion initiatives • Free cash flow goals • Lean enterprise goals	• Diversity, equity and inclusion initiatives were successfully implemented • Free cash flow goals were successfully achieved • Lean enterprise goals were successfully achieved	125%
Vincent P. Berger	• Implementation of corporate sustainability initiatives • Implementation of diversity, equity and inclusion initiatives • Division specific revenue goals	• Corporate sustainability initiatives were successfully completed • Diversity, equity and inclusion initiatives were successfully implemented • Progress achieved on division specific revenue goals	100%
Steven M. Bradford	• Implementation of corporate sustainability initiatives • Safety goals	• Corporate sustainability initiatives were successfully completed • Safety goals were successfully achieved	113%
B. Brandon Bullock	• Implementation of corporate sustainability initiatives • Implementation of diversity, equity and inclusion initiatives • Product specific profitability and growth goals	• Corporate sustainability initiatives were successfully completed • Diversity, equity and inclusion initiatives were successfully implemented • Product specific profitability and growth goals were successfully achieved	125%
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Long-Term Incentive
Through their leadership and strategic actions, long-term incentive participants have the ability to significantly impact the Corporation’s long-term performance. Long-term incentive compensation, in the form of Performance Share Units (PSUs) and Restricted Stock Units (RSUs), is designed to focus executives on long-term value creation for shareholders measured by objective financial performance metrics and long-term stock price appreciation, and to incent executives to remain with the Corporation. Long-term incentive compensation is provided through the annual equity grants to select executives, including all Named Executive Officers, under the Corporation’s 2021 Stock-Based Compensation Plan (the “Stock Plan”).
These two types of long-term incentive vehicles provide a balance between emphasizing financial performance (PSUs) and stock price performance (RSUs). The Compensation Committee and the Board annually evaluate and approve the participants' target awards to ensure alignment with the Corporation’s compensation philosophy. Annual grants typically occur at the February Board meeting. Throughout the year, the Board also may occasionally grant equity awards for a new hire, a significant promotion, or other special circumstances.
The following table shows the total long-term incentive compensation award opportunities for each Named Executive Officer.

Name	Total Long-Term Incentive Compensation Target ($)	Total Long-Term Incentive Compensation Award Target (% of Annual Base Salary at Time of Award)
Jeffrey D. Lorenger	3,553,500	345
Marshall H. Bridges	837,600	150
Vincent P. Berger	731,100	150
Steven M. Bradford	362,250	75
B. Brandon Bullock	442,900	100
For 2023, the Board, upon recommendation from the Compensation Committee, decided to grant half (50%) of the target long-term incentive compensation target amount as PSUs and half (50%) as RSUs under the Stock Plan. The Board determined the long-term incentive compensation awards should be split equally among PSUs and RSUs because the mix provides the best balance between the competing interests the long-term incentive awards seek to serve (i.e., focus on performance objectives and continued employment (PSUs) and continued employment and increasing stock price performance (RSUs)). The Board granted the PSUs and RSUs using the targeted dollar value of the award divided by the grant date closing share price to calculate the number of units granted. The Board granted equity awards to each Named Executive Officer on February 15, 2023, with the closing price of $31.46 per share of common stock. The following table reflects the number of PSUs and RSUs granted in February 2023 for each Named Executive Officer:

Name	Targeted Number of PSUs Granted in February 2023	Targeted Number of RSUs Granted in February 2023
Jeffrey D. Lorenger	56,476	56,476
Marshall H. Bridges	13,312	13,312
Vincent P. Berger	11,620	11,620
Steven M. Bradford	5,757	5,757
B. Brandon Bullock	7,039	7,039
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Performance Share Units
In February 2023, half of each Named Executive Officer’s long-term incentive compensation opportunity was granted in PSUs. PSUs represent the right to receive shares at the end of the three-year performance period. The Compensation Committee and Board establish the financial goals at the start of each three-year performance period. These units cliff vest and are delivered following the end of the three-year performance period if financial goals are met. The total number of shares earned may vary between 0% and a maximum of 200% of the target number of units awarded depending upon performance relative to the established goal, with an achievement threshold of 25% to receive a payout. PSUs convert into shares upon vesting. Dividends accrue and pay in cash at the end of the performance period based on the number of shares vested according to performance metrics. For fiscal 2023, the Board approved Adjusted EBITDA targets for the PSUs. Adjusted EBITDA continues to support HNI’s strategic framework and motivates participants to drive financial performance. Early termination of employment other than due to death, disability, retirement, or a change in control of the Corporation results in forfeiture of unvested awards. PSUs motivate and incent executives to focus on long-term value creation while maximizing shareholder alignment. The following table represents the financial achievement targets set for the PSUs in 2023:

2023 – 2025 Performance Share Unit Cumulative Adjusted EBITDA Targets
% Achievement	($M)
200% Maximum	693
100% Target	608
25% Threshold	491
For a discussion of PSUs granted in 2021 and 2022, see “Performance Share Units” in the executive compensation sections of the Corporation’s 2022 and 2023 Proxy Statements, respectively. In first quarter of 2024, the Compensation Committee and Board certified 65% achievement of economic profit goals for the 2021-2023 PSUs. Shares were issued to eligible participants according to the 65% achievement.

2021 – 2023 Performance Share Units
% Achievement	Approved Economic Profit Targets ($M)	Actual Economic Profit Achievement
200% Maximum	197	65% $72M
100% Target	121
25% Threshold	15
Restricted Stock Units
In February 2023, half of each Named Executive Officer’s long-term incentive compensation opportunity was granted in RSUs. RSUs represent the right to receive shares of common stock. Each unit represents the equivalent of one share of common stock as of the date of grant and vests one-third per year over the three years beginning on the first anniversary of the grant date. RSUs convert into shares upon vesting. Dividends are not paid over the vesting period but accrue and are paid in cash at the time of vesting. The amount of income realized by an executive from an RSU is equal to the stock price at the time the award vests multiplied by the number of units granted to the executive plus the dollar value of dividends accrued during the vesting period. Early termination of employment other than due to death, disability, retirement, or a change in control of the Corporation results in forfeiture of unvested awards. RSUs provide shareholder alignment and support retention.
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4. Additional Compensation Programs and Policies
The descriptions below summarize other compensation and retirement plans in which Named Executive Officers are eligible to participate. These plans do not change significantly from year to year, and other than participation in the Supplemental Income Plan (“SIP”), do not involve annual compensation decisions by the Compensation Committee or the Board.
Supplemental Income Plan
The SIP provides a benefit to the plan’s participants, including the Named Executive Officers, equal to amounts the participants would have received had the Corporation’s qualified 401(k) plan and the cash profit-sharing benefits not been subject to statutory compensation caps, except no income attributable to the long-term incentive plan is considered. The 2023 statutory compensation limit for qualified plan and cash profit-sharing benefits was $330,000. Any compensation in excess of this limit is excluded from the eligible earnings used to calculate qualified plan and cash profit-sharing benefits. The SIP is available to select executives, approved by the Board, who consistently earn income above compensation caps on the qualified plan and cash profit-sharing benefits. In 2023, the Compensation Committee determined SIP benefits will be paid in the form of cash. Participation in the SIP is provided to assure overall competitiveness of the executive compensation program.
Deferred Compensation Plan
Executives eligible for compensation under the Annual Incentive Plan, which includes all Named Executive Officers, are eligible to participate in the Corporation’s Executive Deferred Compensation Plan (“Deferred Plan”). The Deferred Plan allows executives to voluntarily defer base salary, Annual Incentive Plan awards, SIP benefits and other amounts. Amounts can be deferred to a cash account earning interest at a rate set each year at 1% above the prime interest rate or to a notional stock account in the form of nonvoting share units fluctuating in value based on the price increase or decrease of the common stock and earning dividends distributed to all shareholders. The dividends are automatically reinvested for each participant to acquire additional nonvoting share units. For any cash compensation deferred to the notional stock account, the number of nonvoting share units is determined by dividing the amount of the compensation by the fair market value of a share of common stock on the date the compensation would have otherwise been paid. Each participant elects, on an annual basis, the date, or dates of distribution (i.e., a participant can elect a lump-sum distribution or distribution via annual installments not to exceed 15) of any deferred amounts. During 2023, no Named Executive Officers participated in the Deferred Plan.
Profit-Sharing Retirement Plan
Each Named Executive Officer participates in the Corporation’s Profit-Sharing Retirement Plan (the “Retirement Plan”), a defined contribution plan generally available to all members. Members are eligible to make voluntary contributions immediately upon hire. Each Named Executive Officer is eligible for employer contributions. These contributions are reflected in the “All Other Compensation” column of the Summary Compensation Table.
Cash Profit-Sharing
Each Named Executive Officer is eligible for distributions under the Corporation’s cash profit-sharing program. Cash profit-sharing is paid based on the profitability of a member's operating unit. Members are generally eligible to participate after completion of one year of continuous service. Cash profit-sharing amounts paid to the Named Executive Officers are reflected in the “Bonus” column of the Summary Compensation Table.
Change in Control, Post-Employment and Other Events
Messrs. Lorenger, Bridges, Berger, and Bradford have a Change in Control Employment Agreement (“CIC Agreement”) with the Corporation. Upon a change in control, retirement, death or disability, certain awards granted under the Annual Incentive Plan, the Long-Term Performance Plan and the Stock Plan also vest or are payable pursuant to their terms and are not conditioned on a termination of employment. See “Potential Payments Upon Termination or Change in Control” for a discussion of these items.
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Perquisites
Consistent with its longstanding culture, the Corporation does not provide executives with any special or unique perquisites, such as company cars or club memberships. Relocation assistance is provided to executives under a relocation program broadly available for members transferred within the Corporation and newly hired professional members. Executives participate in the same health, retirement, profit-sharing, disability and life insurance programs and member stock purchase plan as other members.
Executive Stock Ownership Guideline
The Board has adopted an Executive Stock Ownership Guideline based on the belief key executives should have a significant ownership interest in the Corporation’s stock. Under the Executive Stock Ownership Guideline, ownership levels are provided for executives to acquire and hold a recommended ownership interest in the Corporation's stock based on their position and compensation level. The guideline is intended to align the interests of key executives with shareholder interests. The Executive Stock Ownership Guideline levels in effect for 2023 are shown below:

Position	$ Value of Shares
Chairman, President and Chief Executive Officer	5.0 x Base Salary
Operating Company (Unit) Presidents, Chief Financial Officer, and Executive and Senior Vice Presidents	3.0 x Base Salary
Other Officers	2.0 x Base Salary
Executives are encouraged to reach their respective stock ownership level within five years of the date the individual assumes an executive position covered by the guideline. The Compensation Committee annually reviews each executive’s progress toward the goal. The Compensation Committee can specify a percentage of the executive’s annual incentive compensation be paid in shares of common stock if it determines an executive is not achieving appropriate progress toward the goal. As of the end of 2023, each Named Executive Officer was in compliance with the Corporation’s stock ownership guideline.
Executive Compensation Clawback
The Corporation maintains an incentive compensation recovery policy, or clawback policy, which was updated in 2023 to comply with NYSE listing standards implementing Exchange Act Rule 10D-1. Under the clawback policy, if the Corporation undergoes an accounting restatement as the result of material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee must, subject to limited exceptions, seek to recoup any compensation received by a covered executive (including the Named Executive Officers) in excess of the amount the covered executive would have received based on the restated results. The Corporation may also pursue other remedies under applicable law, including disciplinary actions up to and including termination of employment, in addition to recouping any excess incentive compensation.
Tax Deductibility of Executive Compensation
The Corporation typically seeks to maximize the tax deductibility of components of executive compensation where appropriate. Section 162(m) of the Internal Revenue Code generally limits the ability of public companies to deduct compensation in excess of $1,000,000 paid annually to certain executive officers. However, the Compensation Committee believes its primary responsibility is to achieve the objectives of the Corporation’s compensation program.
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The Compensation Committee may consider tax deductibility as a factor in determining executive compensation, but the Committee may approve compensation that is not fully deductible under Section 162(m) if the Committee believes such compensation will contribute to the achievement of the Corporation’s objectives.
Impact of Prior Compensation in Setting Elements of Compensation
Prior compensation of the Named Executive Officers does not generally impact how elements of current compensation are set. The non-employee directors and the Compensation Committee believe the competitive environment mandates current total compensation be sufficient to attract, motivate and retain top management. The Compensation Committee analyzes outstanding equity grants, outstanding Annual Incentive Plan and Long-Term Performance Plan awards and ownership of common stock for each Named Executive Officer to ensure future stock equity grants, Annual Incentive Plan and Long-Term Performance Plan awards, CIC Agreements and other benefits provide appropriate and relevant incentives to the executives. Based on the current analysis, the Compensation Committee believes prior compensation will not impact the ongoing effectiveness of the compensation objectives.
Compensation Committee Interlocks and Insider Participation
Members of the Compensation Committee have never been officers or members of the Corporation and have no relationship with the Corporation other than as directors and shareholders. During 2023, no executive officer of the Corporation served as a director, or as a member of any compensation committee, of any other entity that had an executive officer who served on the Board or Compensation Committee.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the CD&A, which begins on page 28 of this Proxy Statement, with management, and based on such review and discussions, the Compensation Committee recommended to the Board the CD&A be included in this Proxy Statement.
Human Resources and Compensation Committee
Mary K.W. Jones, Chair
Larry Porcellato
Abbie Smith
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EXECUTIVE COMPENSATION INFORMATION
2023 SUMMARY COMPENSATION TABLE
The table below shows the compensation awarded to, earned by, or paid to each of the Named Executive Officers for 2023, 2022 and 2021. In accordance with the SEC’s disclosure rules, information regarding compensation for years prior to the year in which an executive became a Named Executive Officer is not included in the table below. The Corporation does not have employment agreements with its Named Executive Officers. While employed, executives earn base salary, are eligible for benefits common to all members, and participate in the executive compensation programs identified in the tables below and discussed in the CD&A. The performance-based conditions associated with Long-Term Performance Plan, PSUs, and Annual Incentive Plan awards as well as salary and bonus in proportion to total compensation are discussed in detail throughout the CD&A, which begins on page 28.
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Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Jeffrey D. Lorenger Chairman, President and Chief Executive Officer, HNI Corporation	2023	1,025,961	14,958	3,553,470	2,286,600	221,955	7,102,944
	2022	998,412	10,462	3,399,987	1,041,600	225,093	5,675,554
	2021	973,427	10,701	6,783,691	1,136,430	228,566	9,132,815
Marshall H. Bridges Chief Financial Officer; Senior Vice President, HNI Corporation	2023	557,160	13,233	837,591	774,780	90,082	2,272,847
	2022	535,567	10,462	805,369	349,522	90,412	1,791,332
	2021	506,185	10,701	1,859,509	385,350	91,537	2,853,282
Vincent P. Berger President, Hearth & Home Technologies; Executive Vice President, HNI Corporation	2023	500,900	20,197	731,130	319,347	102,629	1,674,204
	2022	481,646	20,662	703,048	412,340	141,248	1,758,944
	2021	463,162	22,693	1,622,561	411,284	191,215	2,710,915
Steven M. Bradford Senior Vice President, General Counsel and Secretary, HNI Corporation	2023	481,101	13,233	362,230	661,469	76,927	1,594,960
	2022	466,908	10,462	351,656	312,287	77,799	1,219,112
	2021	448,008	10,701	841,491	340,575	78,136	1,718,911
B. Brandon Bullock President, The HON Company	2023	444,602	6,155	442,894	639,083	49,394	1,582,128
	2022	423,311	—	407,611	184,689	53,506	1,069,117

Notes
(1)
The amounts in this column reflect the payments under the cash profit-sharing program during calendar years 2023, 2022 and 2021. For 2023, this amount also includes the value of 25 shares of HNI stock given to Mr. Lorenger in recognition of his 25 years of service at HNI, consistent with the shares given to other HNI Corporate and Workplace Furnishings members who meet this service milestone.

(2)
The amounts in this column reflect the aggregate grant date fair value of PSUs and RSUs granted in 2023, 2022, and 2021 under the Stock Plan and the 2017 Stock-Based Compensation Plan computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in the footnote titled “Stock-Based Compensation” to the Corporation’s audited financial statements for 2023, 2022, and 2021 in the Corporation's Annual Report on Form 10-K for the year ended December 30, 2023.

(3)
The amounts in this column include incentive compensation awards earned for the 2023 and 2022 years under the Annual Incentive Plan. Equivalent amounts, plus the value of awards under the Long-Term Performance Plan are included for the 2021 year. The Annual Incentive Plan awards earned in 2023 were paid in first quarter 2024 and were subject to continuous employment through the last day of 2023.

(4)
The amounts in this column include the Corporation’s contributions to the Retirement Plan, the dollar value of Corporation-paid life insurance premiums under a life insurance plan, both of which are generally available to all members, and the dollar value of SIP. Contributions under the Retirement Plan in 2023, 2022 and 2021, respectively, were as follows: Mr. Lorenger – $23,100; $21,350; $23,002; Mr. Bridges – $23,100; $21,350; $23,002; Mr. Berger – $15,065; $25,549; $34,154; Mr. Bradford - $23,100; $21,350; $23,002; and Mr. Bullock - $23,100; $21,350. The dollar value of Corporation-paid life insurance premiums under a life insurance plan in 2023, 2022, and 2021 was $142 per year for each Named Executive Officer. The dollar values earned under the SIP for 2023, 2022 and 2021, respectively, were as follows: Mr. Lorenger – $198,713; $203,601; $188,853; Mr. Bridges – $66,840; $68,920; $64,437; Mr. Berger – $87,422; $115,557; $153,445; Mr. Bradford - $53,685; $56,307; $53,278; and Mr. Bullock - $26,152; $32,014. The SIP common stock for 2021 was issued February 28, 2022, SIP for 2022 and 2023 was paid in cash.

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Grants of Plan Based Awards
The table below shows the grants of plan-based awards to the Named Executive Officers during 2023, including PSUs and RSUs granted under the Stock Plan and Annual Incentive Plan. For additional information on the Stock Plan and the Annual Incentive Plan, see “Long-Term Incentive” on page 38 and “Annual Incentive” on page 34.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey D. Lorenger Performance Share Units Restricted Stock Units Annual Incentive Plan
	2/15/2023				14,119	56,476	112,952		1,776,735
	2/15/2023							56,476	1,776,735
		469,680	1,236,000	2,286,600
Marshall H. Bridges Performance Share Units Restricted Stock Units Annual Incentive Plan
	2/15/2023				3,328	13,312	26,624		418,796
	2/15/2023							13,312	418,796
		159,144	418,800	774,780
Vincent P. Berger Performance Share Units Restricted Stock Units Annual Incentive Plan
	2/15/2023				2,905	11,620	23,240		365,565
	2/15/2023							11,620	365,565
		144,467	380,175	703,324
Steven M. Bradford Performance Share Units Restricted Stock Units Annual Incentive Plan
	2/15/2023				1,439	5,757	11,514		181,115
	2/15/2023							5,757	181,115
		137,655	362,250	670,163
B. Brandon Bullock Performance Share Units Restricted Stock Units Annual Incentive Plan
	2/15/2023				1,760	7,039	14,078		221,447
	2/15/2023							7,039	221,447
		131,271	345,450	639,083

Notes
(1)	Under the Annual Incentive Plan, executives can earn incentive compensation when the threshold level of performance is met; below the threshold level of performance, no annual incentive is earned.
(2)	PSUs cliff vest after three years, depending upon the achievement of certain performance goals. If threshold level of performance is not met, no shares will be earned.
(3)	RSUs represent the right to receive shares of Corporation stock. These units reflect fair market value of the common stock as of the date of grant and vest in equal installments over three years.
(4)	Aggregate grant date values are computed in accordance with FASB ASC Topic 718. For PSUs, the grant date fair value was determined based upon the vesting at 100% of the target units awarded.
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Outstanding Equity Awards at Year End
The following table shows the Named Executive Officers’ outstanding equity awards as of the end of 2023. The table shows exercisable and unexercisable options, and PSUs and RSUs that have not vested.

	Option Awards				Stock Awards
Name	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Year of Grant	Number of RSUs that have not vested (#) (1)	Market value of RSUs that have not vested ($) (2)	Number of PSUs that have not vested (#) (3)	Market value of PSUs that have not vested ($) (2)
Jeffrey D. Lorenger	25,897		51.54	2/18/2025	2021	13,978	584,700	41,934	1,754,099
	72,102		32.03	2/17/2026	2021	99,475	4,161,039
	46,050		46.62	2/15/2027	2022	25,746	1,076,955	38,645	1,616,520
	76,336		38.68	2/14/2028	2023	56,476	2,362,391	56,476	2,362,391
	64,389		37.29	6/28/2028
	195,633		39.77	2/13/2029
Marshall H. Bridges	4,217		51.54	2/18/2025	2021	3,338	139,629	10,014	418,886
	10,223		32.03	2/17/2026	2021	30,229	1,264,479
	27,104		46.62	2/15/2027	2022	6,103	255,288	9,154	382,912
	42,252		38.68	2/14/2028	2023	13,312	556,841	13,312	556,841
	46,266		39.77	2/13/2029
Vincent P. Berger	4,965		51.54	2/18/2025	2021	3,046	127,414	9,136	382,159
	11,574		32.03	2/17/2026	2021	25,581	1,070,053
	6,594		44.04	5/10/2026	2022	5,328	222,870	7,991	334,264
	20,533		46.62	2/15/2027	2023	11,620	486,065	11,620	486,065
	36,737		38.68	2/14/2028
	40,500		39.77	2/13/2029
Steven M. Bradford	5,976		51.54	2/18/2025	2021	1,490	62,327	4,469	186,938
	13,617		46.62	2/15/2027	2021	13,805	577,463
	19,102		38.68	2/14/2028	2022	2,665	111,477	3,997	167,195
	20,182		39.77	2/13/2029	2023	5,757	240,815	5,757	240,815
B. Brandon Bullock	24,351		39.77	2/13/2029	2021	1,638	68,518	5,508	230,400
					2021	6,851	286,577
					2022	3,089	129,213	4,633	193,798
					2023	7,039	294,441	7039	294,441

Notes
(1)	RSUs vest in three equal installments beginning on the first anniversary of the grant date. The special circumstances RSU awards granted in 2021 cliff vest after three years.
(2)	Market value of the RSUs and PSUs is determined by multiplying the number of units by the closing share price of common stock as reported on the NYSE on the last trading day of 2023, which was $41.83.
(3)	The PSUs cliff vest after three years, depending upon the achievement of certain performance goals.
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Options Exercised and Stock Vested
The following table shows information concerning Named Executive Officers’ exercise of stock options and stock vesting during 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Jeffrey D. Lorenger	39,617	141,859	40,441	1,267,384
Marshall H. Bridges	9,636	18,857	9,633	301,886
Vincent P. Berger	8,712	14,702	8,556	268,146
Steven M. Bradford	30,878	170,254	4,228	132,507
B. Brandon Bullock			5,096	159,702

Notes
(1)
This column is calculated by multiplying the number of shares acquired by the difference between the market price on the date of exercise (or if the shares were retained by the Named Executive Officer, the closing price of a share of common stock as reported on the NYSE on the date of exercise) and the share price on the date of grant.

(2)	This column is calculated by multiplying the number of shares vested by the closing share price of the day prior to vesting.
Nonqualified Deferred Compensation
The Deferred Plan allows executives to defer compensation to a cash account earning interest at a rate set annually at 1% above the prime interest rate or to the Corporation’s notional stock account in the form of nonvoting share units earning dividends distributed to shareholders which are then automatically reinvested in additional nonvoting share units. In 2023, no Named Executive Officers participated in the Deferred Plan.
For additional information on the Deferred Plan, see “Additional Compensation Programs and Policies – Deferred Compensation Plan” on page 40.
Potential Payment Upon Termination or Change in Control
Retirement, death, disability and change in control (“CIC”) events trigger the payment of compensation to the Named Executive Officers.
Change in Control Employment Agreements
Messrs. Lorenger, Bridges, Berger, and Bradford each have a CIC Agreement with the Corporation. The CIC Agreements are designed to assure continuity of executive management during a threatened takeover and ensure executive management can objectively evaluate any CIC proposal and act in the best interests of shareholders. The CIC Agreements are part of a competitive compensation package designed to attract and retain top-quality executives.
Under the CIC Agreements, executives are eligible for severance benefits in the event there is a “double trigger;” meaning both a CIC of the Corporation and termination of employment (if termination was by the executive for good reason or by the Corporation for any reason other than cause or disability). The termination must occur (i) during the two-years following a CIC or (ii) prior to the CIC where the executive’s termination is directly related to the CIC. The benefits include:
•
a lump-sum severance payment equal to two times (three times for the CEO) the sum of (i) the executive's annual base salary and (ii) the average of the executive’s annual incentive compensation awards for the prior two years;

•	annual salary through the date of termination and a bonus equal to the average of the executive's annual incentive compensation awards for the prior two years;
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•	continuation of certain medical and dental benefits for up to 18 months and group life insurance benefits for up to two years; and
•	a lump-sum payment for the cost of health and dental coverage for an additional six months and a lump-sum payment for two years of continued participation in disability benefit plans.
In exchange for the CIC severance benefits, each executive is subject to confidentiality and non-competition provisions for one year from the date of termination.
The CIC Agreement defines a CIC as having occurred:
•	when a third person or entity becomes the beneficial owner of 20% or more of the outstanding common stock, subject to certain exceptions;
•	when more than one-third of the Board is composed of persons not recommended by at least three-fourths of the incumbent Board;
•	upon the occurrence of certain business combinations involving the Corporation; or
•	upon approval by shareholders of a complete liquidation or dissolution.
Cause is defined as acts of dishonesty resulting in substantial personal enrichment at the Corporation’s expense or repeated willful or deliberate violations of obligations under the CIC Agreement resulting in material injury to the Corporation.
Good reason is defined as:
•	a substantially adverse change in the executive’s position, authority, or responsibilities;
•	the Corporation’s failure to comply with the CIC Agreement;
•	a change of more than 50 miles in the executive’s principal place of work;
•	a purported termination of the executive’s employment not permitted by the CIC Agreement; or
•	a successor company not assuming the CIC Agreement.
In 2016, the Corporation adopted a new form of CIC Agreement that excludes obligations of the Corporation to “gross-up” an executive’s compensation for any excise tax, for any federal, state, and local income taxes applicable to the excise tax “gross-up”, and for tax penalties and interest imposed on “excess parachute payments” (i.e., excess severance or CIC payments), as defined in Section 280G of the Internal Revenue Code. All executives with CIC Agreements have transitioned to the new form which excludes the excise tax gross-up.
The Compensation Committee does not view the CIC Agreements as an element of current compensation, and the agreements do not affect the Compensation Committee’s annual decisions with respect to the compensation elements of the executive compensation program.
In the event of a CIC, the Compensation Committee would review information pertaining to compensation payable to the Named Executive Officers.
Other Compensation Triggered by a Change in Control Event
Under the Stock Plan, upon a CIC, vesting is accelerated for each outstanding RSU, PSU, and stock option. Under the Annual Incentive Plan, the Board values each outstanding award prior to the effective date of a CIC and the value is payable within 30 days of a CIC. The payments occurring on or after a CIC are not conditioned on termination of employment.
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The following tables quantify compensation payable to the Named Executive Officers upon a CIC. The tables include only compensation items not available to all salaried members and assume the event occurred on December 30, 2023.
Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control

Name	Cash Payment Under CIC Agreement ($) (1)	Total Value of Benefits Under CIC Agreement ($) (2)	Annual Incentive Plan Acceleration ($) (3)	Performance Plan Acceleration ($) (4)	Stock Option and RSU Acceleration ($) (5)	Total ($)
Jeffrey D. Lorenger	6,380,796	40,773	2,286,600	7,238,486	8,185,838	24,132,494
Marshall H. Bridges	1,875,423	40,773	774,780	1,719,548	2,216,237	6,626,761
Vincent P. Berger	1,953,896	42,638	319,347	1,534,046	1,906,402	5,756,329
Steven M. Bradford	1,635,088	26,801	661,469	757,346	992,082	4,072,786
B. Brandon Bullock	—	—	639,083	915,491	787,031	2,341,606

Notes
(1)
Amounts in this column include the following: (i) an amount equal to two times (three times for Mr. Lorenger) the sum of (a) the executive's annual base salary and (b) the average of the executive’s annual incentive compensation awards for the prior two years; (ii) an incremental bonus payment equal to the difference of the executive’s average prior two years annual incentive awards and the current year annual incentive award payable; (iii) an amount equal to the value of the cost of health and dental coverage for an additional six months from the date of termination; (iv) an amount equal to the value of the “gross-up” for any federal, state and local taxes applicable to the value of six months of health and dental coverage continuation; and (v) an amount equal to the value of 24 months of continued participation in the Corporation's accidental death and travel accident insurance plan and disability plans. Mr. Bullock does not have a CIC agreement.

(2)
Represents the value of the following benefits provided following termination of employment under the CIC Agreements for each Named Executive Officer, other than Mr. Bullock: medical and dental benefits for 18 months, group life insurance benefits for 24 months, and the value of the Corporation’s required contributions to the Retirement Plan. Mr. Bullock does not have a CIC agreement.

(3)
Represents the value of the annual incentive award earned for 2023, which the Named Executive Officer would be entitled to receive under the Annual Incentive Plan if he remained employed by the Corporation on the last day of 2023. For Mr. Bullock, who does not have a CIC agreement, this amount represents the annual incentive award earned for 2023.

(4)
Represents the 2021-2023 PSU, 2022-2024 PSU, and 2023-2025 PSU awards payable. The 2021-2023 PSUs vest immediately, and the value accounts for the entire 36-month performance period and maximum performance of 200%. The 2022-2024 PSUs vest immediately, are prorated for 24 of the 36-month performance period, and the value accounts for maximum performance of 200%. The 2023-2025 PSUs vest immediately, are prorated for 12 of the 36-month performance period, and the value accounts for maximum performance of 200%.

(5)
Represents the value of accelerating the vesting of stock options and RSUs not otherwise vested in accordance with the Stock Plan. The options will remain exercisable until the expiration date established at the time of award.

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Value in Event of Change in Control with No Employment Termination

Name	Cash Payment Under CIC Agreement ($)	Total Value of Benefits Under CIC Agreement ($)	Annual Incentive Plan Acceleration ($) (1)	Performance Plan Acceleration ($) (2)	Stock Option and RSU Acceleration ($) (3)	Total ($)
Jeffrey D. Lorenger	—	—	2,286,600	7,238,486	8,185,838	17,710,924
Marshall H. Bridges	—	—	774,780	1,719,548	2,216,237	4,710,565
Vincent P. Berger	—	—	622,642	1,534,046	1,906,402	4,063,090
Steven M. Bradford	—	—	661,469	757,346	992,082	2,410,897
B. Brandon Bullock	—	—	639,083	915,491	787,031	2,341,606

Notes
(1)
Represents the higher of the value of the annual incentive award earned for 2023 or paid in respect to the three full fiscal years immediately prior to the CIC effective date. For Mr. Bullock, who does not have a CIC agreement, this amount represents the annual incentive award earned for 2023.

(2)
Represents the 2021-2023 PSU, 2022-2024 PSU, and 2023-2025 awards payable. See footnote 4 of the above table titled Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control.

(3)
Represents the value of accelerating the vesting of stock options and RSUs not otherwise vested in accordance with the Stock Plan. The options will remain exercisable until the expiration date established at the time of award.

Compensation Triggered By Retirement, Death, or Disability
Upon retirement at age 65, or at age 55 with ten years of service, all outstanding Annual Incentive Plan, PSUs, and stock options immediately vest and are prorated based on length of service during the performance period, while RSUs continue to vest according to their regular schedule. Upon disability or death, all outstanding Annual Incentive Plan, stock option, RSU, and PSU awards immediately vest. Option holders who terminate employment due to disability may exercise stock options, which fully vest as of the date of disability, until the earlier of the expiration date of the stock option or the second anniversary of the date of disability. The representatives of option holders whose employment is terminated due to death may exercise stock options, which shall fully vest as of the date of death, until the earlier of the expiration date of the stock option or the second anniversary of the date of death. Option holders who terminate employment due to retirement may exercise stock options, which shall fully vest as of the date of retirement, until the expiration of the stock option.
In the event of a termination of employment not due to a CIC event, retirement, death or disability, the Named Executive Officers receive only those benefits available to all members. The Named Executive Officers may exercise stock options which are vested as of the date of termination until the earlier of the expiration of the stock option or 180 days following the date of termination.
The following table quantifies compensation payable to the Named Executive Officers in the event of death, disability, or retirement. Messrs. Lorenger and Bradford were retirement-eligible as of the last business day of 2023, so retirement information is provided only for them.
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Value in Event of Retirement, Death or Disability

Name	Life Insurance Proceeds ($) (1)	Retirement & Profit Sharing (2)	Annual Incentive Plan Acceleration ($) (3)	Performance Plan Acceleration ($) (4)	Stock Option and RSU Acceleration ($) (5)	Total Value in Event of Death ($)	Total Value in Event of Disability ($)	Total Value in Event of Retirement ($)
Jeffrey D. Lorenger	150,000	3,300	2,286,600	2,917,603	8,185,838	13,543,342	13,393,342	13,393,342
Marshall H. Bridges	150,000	3,300	774,780	692,220	2,216,237	3,836,537	3,686,537	N/A
Vincent P. Berger	150,000	5,165	319,347	614,159	1,906,402	2,995,073	2,845,073	N/A
Steven M. Bradford	150,000	3,300	661,469	303,898	992,082	2,110,749	1,960,749	1,960,749
B. Brandon Bullock	150,000	3,300	639,083	365,586	787,031	1,945,000	1,795,000	N/A

Notes
(1)
Represents the proceeds of the life insurance policy maintained by the Corporation for each of the Named Executive Officer under a life insurance plan. The policy amount is equal to the lesser of the insured’s annual base salary or $150,000. This amount only applies to the Total Value in Event of Death.

(2)	Represents the value of the Corporation’s required contributions to the Retirement Plan.
(3)
Represents the value of the annual incentive award earned for 2023 which the Named Executive Officer would be entitled to receive under the Annual Incentive Plan if he remained employed by the Corporation on the last day of 2023.

(4)
Represents the estimated 2021-2023, 2022-2024 PSU, and 2023-2025 PSU awards payable. The value of the 2021-2023 PSUs assumes estimated performance at 65% and includes the entire 36 month of the performance period. The value of the 2022-2024 PSUs assumes performance at 100% and is prorated for 24 of 36 months of the performance period. The value of the 2023-2025 PSUs assumes performance at 100% and is prorated for 12 of 36 months of the performance period.

(5)
Represents the value of accelerating the vesting of stock options and RSUs not otherwise vested in accordance with the Stock Plan. The options will remain exercisable until the expiration date established at the time of award.

Compensation Ratio
For purposes of the compensation ratio calculation, and in accordance with the SEC’s disclosure rules, we utilized the same median member identified in 2022 for our 2023 compensation ratio calculation disclosures. As permitted by Regulation S-K 401(u), we omitted the newly acquired population from Kimball International of approximately 2,000 members. There were no other changes in our member population or compensation arrangements that would significantly impact our compensation ratio disclosure.
For the annual total compensation of the “median member,” we identified and calculated the elements of the member’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $71,564. The difference between the median member’s annualized wages with overtime pay and the member’s annual total compensation represents the estimated value of the member’s health care benefits, retirement related benefits, and disability insurance (estimated for the member and the member’s eligible dependents at $10,800).
For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table on page 43, plus the estimated value of the CEO’s health care benefits, retirement related benefits, and disability insurance (estimated for the CEO and the CEO’s eligible dependents at $20,920).
In 2023, the total compensation of our CEO, using 2023 compensation data, was $7,123,864, and the “median member” total compensation was $71,564. Based on this information, for 2023, the ratio of the annual total compensation of Mr. Lorenger to the “median member” annual total compensation is 100 to 1, reasonably estimated consistent with Item 402(u) of Regulation S-K. Due to the variability of the CEO’s performance-based compensation, the compensation ratio may differ significantly from year to year.
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Pay versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Corporation provides the following disclosure for its four most recent fiscal years. The following table shows pay versus performance (PVP) information for the Named Executive Officers.

Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid (CAP) to CEO (2)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers (1)	Average Compensation Actually Paid (CAP) for Non- CEO Named Executive Officers (2)	Value of Initial Fixed $100 Investment Based on:		Net Income ($000) (4)	Adjusted EBIT ($000) (5)
					Total Shareholder Return (3)	Peer Group Total Shareholder Return (3)
2023	7,102,944	12,515,492	1,781,035	2,738,287	129	65	49,226	178,123
2022	5,675,554	(1,815,166)	1,405,252	106,684	84	44	123,873	128,359
2021	9,132,815	12,666,026	2,352,863	3,104,883	120	78	59,814	100,728
2020	4,907,623	3,421,825	1,491,383	1,190,173	96	75	41,917	107,028

Notes
1.
For each year shown, the CEO was Mr. Lorenger. For 2023, the other NEOs were Mr. Bridges, Mr. Berger, Mr. Bradford, and Mr. Bullock. For 2022, the other NEOs were Mr. Bridges, Mr. Berger, Mr. Bradford, Mr. Bullock, and Mr. Tjaden. For 2021 and 2020, the other NEOs were Mr. Bridges, Mr. Berger, Mr. Bradford, and Mr. Tjaden. The values reflected in this column reflect the “Total” compensation set forth in the Summary Compensation Table (SCT) for each applicable year. See the footnotes to the SCT for further detail regarding the amounts in this column.

2.
Calculated in accordance with Item 402(v) of Regulation S-K. Compensation actually paid (“CAP”) is defined by the SEC and is computed by subtracting the amounts in the “Stock Awards” and “Option Awards” columns of the SCT for each year from the “Total” column of the SCT and then making the equity award adjustments described below, all of which are computed in a manner consistent with the fair value methodology used to account for share-based payments in the Company’s GAAP financial statements. The following tables reflect the adjustments made to SCT total compensation to compute CAP for the CEO and average CAP for the other NEOs.

CEO

	SCT Total Comp	SCT Equity Awards	Equity Award Adjustments (a)	CAP
2023	7,102,944	(3,553,470)	8,966,018	12,515,492
2022	5,675,554	(3,399,987)	(4,090,733)	(1,815,166)
2021	9,132,815	(6,783,691)	10,316,902	12,666,026
2020	4,907,623	(3,103,063)	1,617,265	3,421,825
Other Named Executive Officers (Average)

	SCT Total Comp	SCT Equity Awards	Equity Award Adjustments (a)	CAP
2023	1,781,035	(593,461)	1,550,714	2,738,287
2022	1,405,252	(453,537)	(845,031)	106,684
2021	2,352,863	(1,362,756)	2,114,776	3,104,883
2020	1,491,383	(610,480)	309,270	1,190,173
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a.
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (v) the value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation. The amounts deducted or added in calculating the equity award adjustments are as follows:

CEO

	YE Fair Value of Equity Awards Granted During the Year	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Change in Fair Value of Equity Awards Granted in Prior Years That Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards That Failed to Meet Vesting Conditions in the Year	Value of Dividends Paid on Equity Awards Not Otherwise Reflected In Fair Value or Total Compensation	Total Equity Award Adjustments
2023	6,591,071	3,018,854	446,310	(1,192,184)	101,967	8,966,018
2022	1,593,082	(5,564,969)	(169,450)	—	50,604	(4,090,733)
2021	8,150,404	2,057,167	92,762	—	16,569	10,316,902
2020	1,755,048	(150,041)	12,258	—	—	1,617,265
Other Named Executive Officers (Average)

	YE Fair Value of Equity Awards Granted During the Year	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Change in Fair Value of Equity Awards Granted in Prior Years That Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards That Failed to Meet Vesting Conditions in the Year	Value of Dividends Paid on Equity Awards Not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	1,100,768	560,603	75,157	(203,203)	17,388	1,550,714
2022	212,507	(948,659)	14,620	(132,820)	9,321	(845,031)
2021	1,637,440	437,900	36,177	—	3,259	2,114,776
2020	345,278	(34,332)	(1,676)	—	—	309,270
3.
Reflects the cumulative TSR of the Corporation and the cumulative TSR of the Office Furniture Industry Group (OFIG) peer group used for the purposes of the Performance Graph in our 2023 Annual Report for the one fiscal year ended January 2, 2021, the two fiscal years ended January 1, 2022 the three years ended December 31, 2022, and the four years ended December 30, 2023 assuming a $100 investment at the closing price on December 27, 2019 and the reinvestment of all dividends. Given HNI Corporation’s acquisition of Kimball International in 2023, the OFIG peer group has been adjusted to exclude Kimball International and continues to include MillerKnoll and Steelcase.

4.	GAAP Net Income as disclosed in our Annual Report on Form 10-K.
5.	See the CD&A, which begins on page 28, for a description of the manner in which the Corporation has calculated Adjusted EBIT and Adjusted EBITDA from its audited financial statements.
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Relationship of CAP to Performance
The following graphs illustrate the relationship during 2020-2023 of the CAP to the CEO and the average CAP to the other NEOs, to (i) the Corporation's cumulative TSR and the cumulative TSR of the Office Furniture Industry Group (OFIG) peer group used for the purposes of the Performance Graph in our Annual Report on Form 10-K filing, (ii) the Corporation's GAAP net income, and (iii) the Corporation's Adjusted EBIT.

HNI CAP and TSR
HNI CAP ($000)
VALUE OF $100 INVESTMENT FROM 12/27/19
$45,000
$35,000
$25,000
$15,000
$5,000
-$5,000
$140
$120
$100
$80
$60
$40
$20
$0
2020
2021
2022
2023
$96
$120
$84
$129
$75
$78
$44
$65
$3,422
$1,190
$12,666
$3,105
-$1,815
$107
$12,515
$2,738
HNI CEO CAP
HNI Average CAP for Non-CEO NEOS
HNI Total Shareholder Return
Peer Group Total Shareholder Return

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HNI CAP and Net Income
HNI CAP ($000)
HNI NET INCOME ($000)
$45,000
$35,000
$25,000
$15,000
$5,000
-$5,000
$135,000
$115,000
$95,000
$75,000
$55,000
$35,000
$15,000
-$5,000
$123,873
$59,814
$49,226
$41,917
$12,666
$12,515
$3,422
$1,190
$3,105
-$1,815
$107
$2,738
2020
2021
2022
2023
HNI CEO CAP
HNI Average CAP for Non-CEO NEOS
Net Income ($000)

HNI CAP and Adjusted EBIT
HNI CAP ($000)
HNI ADJUSTED EBIT ($000)
$45,000
$35,000
$25,000
$15,000
$5,000
-$5,000
$185,000
$165,000
$145,000
$125,000
$105,000
$85,000
$65,000
$45,000
$178,123
$128,359
$107,028
$100,728
$12,666
$12,515
$3,422
$1,190
$3,105
-$1,815
$107
$2,738
2020
2021
2022
2023
HNI CEO CAP
HNI Average CAP for Non-CEO NEOS
Adjusted EBIT ($000)

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Financial Performance Measures
The most important financial performance measures used by the Corporation in 2023 related to CAP based on Corporation performance are listed below. The Corporation used two financial performance measures in 2023: Adjusted EBITDA and Adjusted EBIT. See the CD&A, which begins on page 28, for a description of the manner in which the Corporation has calculated Adjusted EBIT and Adjusted EBITDA from its audited financial statements. In addition, the Corporation used two non-financial strategic objectives in 2023 in determining performance-based compensation: achievement of corporate sustainability initiatives and achievement of diversity, equity and inclusion initiatives.
Adjusted EBIT
Adjusted EBITDA
Corporate sustainability initiatives
Diversity, equity and inclusion initiatives
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PROPOSAL NO. 4 – Approval of Share Increase Amendment to the 2017 Equity Plan for Non-Employee Directors of HNI Corporation.
In this Proposal 4, the Board is asking shareholders to approve an amendment to the 2017 Equity Plan for Non-Employee Directors of HNI Corporation (“2017 Equity Plan” or “plan”) to increase the total number of shares of common stock authorized for issuance under the 2017 Equity Plan by 200,000 shares. The Corporation refers to this proposed amendment to the 2017 Equity Plan as the “share increase amendment.”
As of March 15, 2024, of the total of 300,000 shares of common stock originally authorized for issuance under the 2017 Equity Plan, 64,222 shares remained available for future issuance. If shareholders approve the share increase amendment, a total of 64,222 shares of common stock would be available for future issuance under the 2017 Equity Plan as of March 15, 2024.
The Corporation is seeking approval of the share increase amendment to comply with NYSE shareholder approval requirements applicable to material amendments to equity plans that were previously approved by the Corporation’s shareholders. The 2017 Equity Plan was originally approved by the Corporation’s shareholders at the 2017 annual meeting.
Upon the recommendation of the Compensation Committee, the Board on February 13, 2024, approved the share increase amendment subject to shareholder approval at this Annual Meeting. If the share increase amendment is approved by shareholders, it will be effective at the time of shareholder approval.
The Board and the Compensation Committee believe that approval of the share increase amendment at this Annual Meeting is in the best interests of the Corporation and its shareholders. The 2017 Equity Plan is designed to promote the long-term financial success of the Corporation and increase long-term shareholder value by enabling the Corporation to attract and retain outstanding individuals to serve as non-employee directors and to further align the interests of the non-employee directors with the interests of the Corporation’s shareholders. The plan authorizes the Corporation to issue to its non-employee directors stock options, shares of restricted stock, and stock grant awards. The 2017 Equity Plan permits non-employee directors to elect to receive in the form of shares of common stock all or a portion of their annual retainers for Board and committee service, meeting fees, and other amounts payable by the Corporation to them for their services as non-employee directors.
The Corporation’s non-employee directors have an interest in this proposal as they would be eligible to receive awards under the 2017 Equity Plan representing a right to acquire shares of common stock authorized by the share increase amendment. For information about awards under the 2017 Equity Plan previously granted to the non-employee directors, see “Plan Benefits” below.
Shareholders are urged to read this entire Proposal and the complete 2017 Equity Plan document, which is attached as Appendix A to this Proxy Statement in the form that would be effective upon approval of the share increase amendment by the shareholders.
Summary of Material Provisions of 2017 Equity Plan
The following summary of the material provisions of the 2017 Equity Plan is qualified in its entirety by reference to the complete text of the 2017 Equity Plan in the form in which it would be effective upon approval of the share increase amendment. The text of the 2017 Equity Plan is attached as Appendix A to this Proxy Statement and incorporated by reference into this Proposal. Shareholders are urged to read this summary and the text of the 2017 Equity Plan in their entireties.
Purpose. The 2017 Equity Plan is intended to aid the Corporation in recruiting and retaining non-employee directors capable of assuring the future success of the Corporation. The Corporation expects the awards under the 2017 Equity Plan, as amended, and opportunities for stock ownership in the Corporation will continue to provide incentives to non-employee directors to exert their best efforts for the success of the Corporation, aligning their interests with those of the Corporation’s shareholders.
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Administration. The Board administers the 2017 Equity Plan and has the authority to interpret the 2017 Equity Plan and to establish, amend, waive, and rescind rules and regulations relating to the 2017 Equity Plan. The Board may delegate its authority to administer the 2017 Equity Plan to any committee or subcommittee of non-employee directors.
Eligibility. Each director who is not a current member of the Corporation or any of its subsidiaries is eligible to receive awards under the 2017 Equity Plan.
Shares Authorized. The Board originally reserved 300,000 shares of common stock for issuance under the 2017 Equity Plan. Shares that are subject to awards that terminate, lapse, or are canceled or forfeited will be available again for grant under the 2017 Equity Plan.
As of March 15, 2024, there were approximately 64,222 shares of common stock available for future issuance under the 2017 Equity Plan. The share increase amendment would authorize an additional 200,000 shares of common stock for future issuance under the 2017 Equity Plan.
Types of Awards. The 2017 Equity Plan authorizes the following types of awards:
•
Stock Options. The 2017 Equity Plan grants options to purchase shares of common stock. All options granted under the 2017 Equity Plan are “non-statutory stock options,” meaning they are not intended to qualify as “incentive stock options” under the Internal Revenue Code. The stock options provide for the right to purchase shares of stock at a specified price and become exercisable after the grant date, pursuant to the terms established by the Board. The per share option exercise price may not be less than 100 percent of the fair market value of a share of common stock on the grant date.

•
Restricted Stock. The 2017 Equity Plan authorizes awards of restricted stock, to be subject to any restrictions the Board may impose, such as satisfaction of service-based or performance-based vesting conditions or restrictions on the right to vote or receive dividends. The minimum vesting period of such awards is one year from the grant date.

•	Common Stock Grants. The 2017 Equity Plan authorizes grants of unrestricted shares of common stock. Such awards may be subject to any terms and conditions the Board may determine.
All awards are subject to the terms of the 2017 Equity Plan and any other terms and conditions as the Board may deem appropriate.
Director Fees Payable in Shares. The 2017 Equity Plan permits non-employee directors to elect to receive shares of common stock in lieu of all or a portion of the cash payments to be made by the Corporation for annual retainers, meeting fees, and other services performed as a non-employee director.
Non-Transferability. Awards (and rights under awards) under the 2017 Equity Plan may not be transferred except by will or the laws of descent and distribution. The Board, in its discretion and subject to such additional terms and conditions as it determines, may also permit a participant to transfer a stock option to certain family members.
Adjustment for Certain Corporate Changes. In the event of a dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of common stock or other securities of the Corporation, issuance of warrants or other rights to purchase shares of common stock or other securities of the Corporation, or other similar corporation transaction or event, other than a regular cash dividend, which affects shares requiring an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2017 Equity Plan, the Board is required, in such manner as it deems equitable, to make appropriate adjustments to the number and type of shares of common stock available for grant, the number and type of shares of common stock subject to outstanding awards, and the purchase or exercise price with respect to any award.
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Amendment. The Board may amend, alter, suspend, discontinue, or terminate the 2017 Equity Plan at any time, subject to the requirement of shareholder approval required by applicable law, rule, or regulation, including any rule of the NYSE. The Board may amend, alter, suspend, discontinue, or terminate an outstanding award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such award in any material respect without the consent of the holder.
Term. The 2017 Equity Plan expires on May 9, 2027, unless earlier terminated by the Board.
Separation from Service. The 2017 Equity Plan authorizes the Board to determine all terms relating to the exercise, cancellation, forfeiture, or other disposition of any award upon a non-employee director’s separation from service. In the event of a separation from service by reason of death, disability, or change in control, each award granted under the 2017 Equity Plan will become fully exercisable and vested. In the event of a separation from service by reason of an eligible retirement, in the case of an option award, such award shall become fully exercisable and vested upon the date of retirement. In the event of a separation from service by reason of hardship or other special circumstances of a participant who holds an option award, restricted stock award, or common stock grant award, the Board or the Chairman may in its (or his or her) sole discretion take any action it (or he or she) deems to be equitable under the circumstances or in the best interests of the Corporation.
Under the 2017 Equity Plan, a change in control of the Corporation generally means: (a) certain acquisitions of 35 percent or more of the then-outstanding shares of common stock; (b) a change in the Board resulting in the incumbent directors ceasing to constitute at least a majority of the Board; or (c) the consummation of a reorganization, merger or consolidation, or sale or disposition of all or substantially all of the assets of the Corporation (unless, among other conditions, the Corporation’s shareholders receive more than 50 percent of the stock of the resulting company).
Federal Income Tax Consequences
The following is a brief overview of the U.S. federal income tax consequences generally arising with respect to awards under the 2017 Equity Plan. This summary is not intended to be exhaustive and does not describe state, local, or non-U.S. tax consequences.
Tax Consequences to Participants. The tax consequences to the participants depend on the type of award granted under the 2017 Equity Plan.
•
Stock Options. In general: (i) no income will be recognized by the participant at the time a stock option is granted; (ii) at the time of exercise of a stock option, ordinary income will be recognized by the participant in an amount equal to the excess of the fair market value of the shares over the option price paid for the shares, if they are unrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss), depending on whether the shares have been held for more than one year.

•
Restricted Stock. A participant receiving stock will not recognize ordinary income at the time of grant unless the participant makes an election to be taxed at such time. If such election is not made, the participant will recognize ordinary income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the stock at such time over the amount, if any, paid for the stock. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize ordinary income, rather than dividend income, in an amount equal to the dividends paid. Upon disposition of such stock, any appreciation (or depreciation) in the value of the stock after the date of restrictions lapsed will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period. If a participant properly makes an election to be taxed at the time the restricted stock is granted, the participant will recognize ordinary income on the date of grant equal to the excess of the fair market value of the

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stock at such time over the amount, if any, paid for such stock. The participant will not recognize any income at the time the restrictions lapse. Upon disposition of such stock, any appreciation (or depreciation) in the value of the stock after the date the restricted stock was granted will be taxes as either short-term or long-term capital gain (or loss) depending on the holding period.
•
Common Stock Grants. A participant receiving a common stock grant will recognize ordinary income upon the grant of such shares in an amount equal to the fair market value of any such shares delivered by the Corporation less the amount, if any, paid for such shares. Upon disposition of such shares, any appreciation (or depreciation) in the value of the shares after the date of grant will be taxed as either short-term or long-term capital gain (or loss), depending on the holding period.

•
Director Fees Payable in Shares. A participant receiving director fees in shares will recognize ordinary income upon the issuance or delivery of such shares in an amount equal to the fair market value of any such shares delivered by the Corporation. Upon disposition of such shares, any appreciation (or depreciation) in the value of the shares after the date of grant will be taxed as either short-term or long-term capital gain (or loss), depending on the holding period.

Tax Consequences to the Corporation. To the extent that a participant recognizes ordinary income in the circumstances described above, the Corporation will be entitled to a corresponding deduction to the extent that such a deduction is authorized under Section 162 of the Internal Revenue Code.
Plan Benefits
For a description of the types and amounts of grants made each year under the 2017 Equity Plan to the non-employee directors pursuant to the Corporation’s compensation policy, see “Director Compensation – Non-Employee Director Compensation.” The Board and the Compensation Committee have not determined the number of shares of common stock to be authorized under the share increase amendment that would be granted to the non-employee directors, as those determinations are made annually and depend on such factors as the total value of awards to be made for Board and committee service for a particular year and the price of the common stock at the time of grant.
As of the March 15, 2024, record date, the Corporation has never issued stock options to its non-employee directors.
Required Vote
In accordance with the NYSE Listed Company Manual the share increase amendment must be approved by the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions and broker non-votes will not be counted for purposes of determining whether this Proposal has received sufficient votes for approval.
Recommendation of the Board
The Board recommends a vote “FOR” the share increase amendment to the 2017 Equity Plan for Non-Employee Directors of HNI Corporation.
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EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2023, about common stock which may be issued under the Corporation's equity compensation plans.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans approved by security holders	3,266,471 (1)	42.67	3,550,421 (4)
Equity Compensation Plans not approved by security holders	163,566 (2)		560,811 (5)
Total	3,425,145	42.67	4,111,232

Notes
(1)
Includes: (i) shares to be issued upon the exercise of outstanding stock options granted under the Stock Plans –1,862,183 (887,101 under the 2017 Stock Plan, and 975,082 under the 2007 Stock Plan); (ii) shares to be issued upon the vesting of outstanding RSUs under the Stock Plans - 712,777 (460,348 under the 2021 Stock Plan, and 252,429 under the 2017 Stock Plan); (iii) shares to be issued upon the vesting of outstanding PSUs under the Stock Plans - 454,654 (316,944 under 2021 Stock Plan, and 137,710 under the 2017 Stock Plan) and (iv) the target value of the 2023 Annual Incentive Plan awards for all award recipients divided by $41.83, the closing price of a share of common stock on December 29, 2023, the last trading day of Fiscal 2023 – 236,857. As of the last day of Fiscal 2023, there were no outstanding warrants or rights under the 2021 Stock Plan, the 2017 Stock Plan, or the 2007 Stock Plan. Also, there were no options, warrants, rights or RSUs under the 2017 Equity Plan for Non-Employee Directors. The number of shares attributable to Annual Incentive Plan awards overstates expected common stock dilution as the Corporation did not pay out any portion of the 2023 Annual Incentive Plan awards for any recipient in the form of common stock.

(2)
Includes the nonvoting share units credited to the account of individual executive officers or Directors under either the Deferred Plan – 4,732 or the Directors Deferred Plan – 153,942. For additional information on the Deferred Plan, see “Additional Compensation Programs and Policies – Deferred Compensation Plan” on page 40. For additional information on the Directors Deferred Plan, see “Director Compensation” on page 20 of this Proxy Statement.

(3)	This column does not take into account any of the RSUs, Annual Incentive Plan awards or nonvoting share units discussed in Notes 1 and 2 above.
(4)
Includes shares available for issuance under the 2021 Stock Plan – 2,170,634, the HNI Stock Incentive Plan for Legacy Kimball Employees - 1,048,752, the 2017 Equity Plan for Non-Employee Directors – 64,456 and the HNI Corporation Members’ Stock Purchase Plan (“MSPP”) – 266,579. The MSPP allows members to purchase common stock at 85% of the closing share price on each quarterly exercise date up to an annual aggregate amount of $25,000 per year and is available generally to all members.

(5)	Includes nonvoting share units available for issuance under the Deferred Plan – 219,645 and the Directors Deferred Plan – 341,166.
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Other Information

BENEFICIAL OWNERSHIP OF THE CORPORATION’S STOCK
The following tables show, as of March 15, 2024, except as otherwise indicated below, certain information based on the Corporation’s records and filings with the SEC regarding the beneficial ownership of the Corporation’s common stock by:
•	each director and director nominee;
•	each executive officer named in the 2023 Summary Compensation Table in the executive compensation section of this Proxy Statement;
•	all of the Corporation’s directors and executive officers as a group; and
•	each person known by the Corporation to own beneficially more than 5% of the outstanding shares of common stock.
As of March 15, 2024, the Corporation has 47,287,164 outstanding shares of common stock.
The calculation of beneficial ownership is made in accordance with SEC rules. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security. Beneficial ownership as of any date includes any shares as to which the person has the right to acquire voting or investment power as of such date or within 60 days thereafter through the exercise of any stock option or other right or the vesting of an equity award, without regard to whether such right expires before the expiration of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons will be deemed the beneficial owners of those securities.
The percentage of beneficial ownership of any person as of March 15, 2024 (except as otherwise indicated below) is calculated by dividing the number of shares beneficially owned by such person—which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 15, 2024 —by the sum of (i) the number of shares outstanding as of March 15, 2024 plus (ii) the number of shares as to which such person (but no other person) has the right to acquire voting or investment power as of or within 60 days after March 15, 2024. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.
Except as otherwise indicated below and under community property laws, the Corporation believes that the beneficial owners of the common stock referred to in the tables, based on information furnished by the beneficial owners in SEC filings or otherwise, have the sole voting or investment power with respect to the shares shown.
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Persons Owning More than Five Percent of the Corporation’s Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Farm Insurance Companies One State Farm Plaza Bloomington, Illinois 61710	4,858,455	(1)	10.43%
BlackRock, Inc. 50 Hudson Yards New York, New York 10055	7,429,967	(2)	16.0%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,278,576	(3)	11.33%
State Street Corporation State Street Financial Center 1 Congress Street, Suite 1 Boston, Massachusetts 02114	2,481,468	(4)	5.33%

Notes
(1)
Information is based on a Schedule 13G/A filed February 12, 2024, with the SEC by State Farm Insurance Companies for the period ended December 31, 2023. State Farm Insurance Companies consists of the following entities: State Farm Mutual Automobile Insurance Company; State Farm Fire and Casualty Company; State Farm Investment Management Corp.; State Farm Insurance Companies Employee Retirement Trust; State Farm Life and Accident Assurance Company; and State Farm Life Insurance Company. State Farm Insurance Companies reports that it has sole voting and investment power with respect to 3,259,255 beneficially owned shares and shared voting and investment power with respect to 1,599,200 beneficially owned shares.

(2)
Information is based on a Schedule 13G/A filed January 22, 2024, with the SEC by BlackRock, Inc., for the period ended December 31, 2023. The following subsidiaries of BlackRock, Inc. hold the shares of common stock noted: BlackRock Life Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Schweiz AG; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock Financial Management, Inc.; BlackRock Asset Management Ireland Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Limited; BlackRock Fund Managers Ltd; BlackRock (Netherlands) B.V., and Aperio Group, LLC. Of the 7,429,967 shares beneficially owned, BlackRock Inc. reports that it has sole voting power with respect to 7,268,127 shares and sole investment power with respect to 7,429,967 shares, and no shared voting or investment power with respect to any shares. iShares Core S&P Small-Cap ETF has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of more than 5% of the Corporation’s outstanding common stock.

(3)
Information is based on a Schedule 13G/A filed February 13, 2024, with the SEC by The Vanguard Group, Inc., for the period ended December 31, 2023. Of the 5,278,576 shares beneficially owned, The Vanguard Group, Inc. reports that it has sole voting power with respect to 0 shares, shared voting power with respect to 36,270 shares, sole investment power with respect to 5,189,657 shares, and shared investment power with respect to 88,919 shares.

(4)
Information is based on a Schedule 13G filed January 24, 2024, with the SEC by State Street Corporation and its subsidiaries, SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, and State Street Global Advisors, Australia, Limited, for the period ended December 31, 2023. Of the 2,481,468 shares beneficially owned, State Street Corporation reports that it has shared voting power with respect to 2,295,677 shares and shared investment power with respect to 2,481,468 shares, and no sole voting or investment power with respect to any shares.

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Directors and Officers
The address of the persons listed below is 600 East Second Street, Muscatine, Iowa 52761.

Name of Beneficial Owner	Common Stock (1)	Common Stock Units (2)	Stock Options Exercisable as of the Record Date or Within 60 Days Thereof	Total Stock and Stock-Based Holdings	Percent of Class (3)
Mary A. Bell	34,094	42,089		76,183	*
Miguel M. Calado	39,488			39,488	*
Cheryl A. Francis	80,570			80,570	*
Patrick D. Hallinan	9,175			9,175	*
John R. Hartnett	34,814			34,814	*
Mary K.W. Jones	31,473	2,351		33,824	*
Larry B. Porcellato	19,039	23,679		42,718	*
Dhanusha Sivajee	18,513			18,513	*
Abbie J. Smith	31,369	58,705		90,074	*
Jeffrey D. Lorenger	201,603		480,407	682,010	1.4%
Marshall H. Bridges	56,462		130,062	186,524	*
Vincent P. Berger	51,231		109,329	160,560	*
Steven M. Bradford	54,608		39,284	93,892	*
B. Brandon Bullock	15,591		24,351	39,942	*
All Directors and executive officers as a group (20 persons)	757,877	126,824	877,614	1,603,160	3.36%

Notes
(1)
Includes restricted shares held by executive officers over which they have voting power but not investment power, shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole voting or shared voting and/or investment power.

(2)
Indicates the nonvoting share units credited to the account of the named individual or members of the group, as applicable, under either the Deferred Plan or the Directors Deferred Plan. For additional information on the Deferred Plan, see “Additional Compensation Programs and Policies – Deferred Compensation Plan” on page 40. For additional information on the Directors Deferred Plan, see “Director Compensation” on page 20 of this Proxy Statement.

(3)	* less than 1%.
DEADLINE FOR SHAREHOLDER PROPOSALS AND BOARD NOMINATIONS FOR THE 2025 ANNUAL MEETING
Proposals by shareholders intended to be presented at the 2025 Annual Meeting pursuant to Exchange Act Rule 14a-8 must be received at the Corporation's executive offices no later than November 19, 2024, to be included in the 2025 proxy statement.
All shareholder notice of proposals submitted outside the processes of Exchange Act Rule 14a-8 must be received between January 16, 2025, and February 15, 2025, to be considered for presentation at the 2025 Annual Meeting, but will not be included in the proxy statement. In addition, shareholder proposals must comply with the informational requirements contained in Section 2.16(a)(2) of the By-laws in order to be presented at the 2025 Annual Meeting. On written request to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, the Corporation will provide, without charge to any shareholder, a copy of the By-laws.
Shareholders wishing to nominate or recommend a candidate for nomination by the Corporation as a Director for the 2025 annual meeting of shareholders should write to the Corporation’s Corporate Secretary between January 16, 2025, and
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February 15, 2025, and include the information required by Section 2.16(a)(2) of the By-laws. The Governance Committee will consider candidates for Director recommended by shareholders by applying the criteria for candidates described above and considering additional information required by the By-laws.
Shareholders wishing to include Director nominees in the Corporation’s proxy card for the 2025 Annual Meeting must provide written notice to the Company’s Secretary between January 16, 2025, and February 15, 2025, with all the names of the Director nominees for whom such shareholders intends to solicit proxies. The notice must also meet all the requirements set forth in Rule 14a-19(b) under the Exchange Act.
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GENERAL INFORMATION
When is the Annual Meeting?
The Annual Meeting will be held virtually on Thursday, May 16, 2024, at 10:30 a.m. CDT.
How do I vote?
You can vote in any of the following ways:
•	Before the Annual Meeting on proxypush.com/HNI or via toll-free telephone number.
•	If you received a proxy card in the mail, by signing, dating, and mailing the proxy card in the envelope provided.
•
During the Annual Meeting on the Corporation’s virtual meeting website at proxydocs.com/HNI. To be admitted to the Annual Meeting and vote your shares, you must register in advance and provide the Control Number as described on the Notice or proxy card. After completion of your registration, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.

•	By “proxy” (one of the individuals named on your proxy card will vote your shares as you have directed).
Instructions regarding these methods of voting are contained in the Notice and the proxy card. If you vote by mail, it must be received by May 15, 2024.
We urge you to vote in advance of the Annual Meeting even if you plan to participate in the virtual Annual Meeting so we will know as soon as possible whether a quorum exists for us to hold the Annual Meeting.
If you hold shares through the Corporation’s retirement plan, your vote must be received by 11:59 p.m. Eastern Time on May 13, 2024.
If your shares of common stock are held for you as the beneficial owner through a broker, trustee or other nominee (such as a bank) in “street name,” rather than held directly in your name, please refer to the information provided by your bank, broker, or other holder of record to determine the options available to you. Since a beneficial owner is not the shareholder of record, you may not vote these shares during the Annual Meeting unless you obtain a legal proxy from the broker, trustee or other nominee holding your shares, giving you the right to vote the shares at the Annual Meeting.
If you sign, date, and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares “FOR” the election of each nominee for director and “FOR” on all other proposals, and in your proxy’s discretion as to any other business which may properly come before the Annual Meeting.
Who can attend and vote at the Annual Meeting?
Shareholders of record as of the close of business on March 15, 2024 (the “Record Date”) are entitled to attend and vote at the Annual Meeting. Each share of the Corporation’s common stock, par value $1.00 per share, is entitled to one vote on each matter to be voted on at the Annual Meeting and can be voted only if the shareholder of record registers in advance to attend the virtual meeting and participates in the virtual Annual Meeting, or is represented by proxy.
What if I have trouble accessing the virtual Annual Meeting?
Beginning one hour prior to the start of the Annual Meeting and continuing until the meeting’s conclusion, technical support will be available via a toll-free phone number to address any technical difficulties. The phone number for contacting technical support will be provided in a meeting access e-mail sent to all pre-registered shareholders approximately one hour prior to the Annual Meeting.
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What constitutes a quorum at the Annual Meeting?
A majority of the outstanding shares of common stock entitled to vote as of the Record Date, represented by proxy or remote participation, shall constitute a quorum at the Annual Meeting. To determine whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present.
What will I be voting on?
•	Re-election of each of the three nominees for director named on page 23 of this Proxy Statement under “Proposal No. 1 – Election of Directors.”
•
Ratification of the Audit Committee’s selection of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 28, 2024, as described on page 26 of this Proxy Statement under “Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm.”

•
Adoption of an advisory resolution approving the compensation of the Corporation’s Named Executive Officers as described on page 27 of this Proxy Statement under “Proposal No. 3 – Advisory Vote to Approve Named Executive Officer Compensation.”

•
Approval of share increase amendment to the 2017 Equity Plan for Non-Employee Directors of HNI Corporation as described on page 57 of this Proxy Statement under “Proposal No. 4 – Approve share increase amendment to the 2017 Equity Plan for Non-Employee Directors of HNI Corporation ”

How can I submit questions at the Annual Meeting?
Upon completing your registration to attend the Annual Meeting, you will receive further instructions via email, including how to submit questions during the meeting and rules for how questions and comments will be recognized and disclosed to meeting participants. We will post shareholder questions and our answers on virtual meeting website as soon as practical after the meeting.
Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
In accordance with SEC rules, instead of mailing a printed copy of our proxy materials to all our shareholders, we have elected to furnish proxy materials to shareholders electronically. This supports our on-going commitment to sustainability by reducing the amount of paper used, while also reducing costs associated with mailing these materials.
On or before April 5, 2024, we will mail to our shareholders of record (other than those who previously requested electronic delivery) the Notice containing instructions to access the proxy materials online and to vote their shares. The Notice also contains instructions to request to receive a set of the proxy materials by mail or electronically by email, in either case free of charge, and to request future proxy materials be sent by mail or electronically by email. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request one by following the instructions on the Notice.
What discretion does my broker, trustee, or other nominee have to vote my shares of common stock held in “street name”?
A broker, trustee, or other nominee holding your shares of common stock in “street name” must vote those shares according to specific instructions it receives from you. NYSE rules determine the proposals on which brokers may not vote without specific instructions from you (“Non-Routine Proposals”). Your shares will not be voted on any Non-Routine Proposal if you do not provide voting instructions, giving rise to what is called a “broker non-vote.” Shares represented by broker non-votes will be counted as present for purposes of determining a quorum.
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If you hold shares in “street name,” it is important that you provide specific voting instructions to your broker, trustee, or other nominee or your shares will not be voted with respect to Proposal Nos. 1, 3, and 4, because they are Non-Routine Proposals for which your broker, trustee or other nominee may not vote your shares in its discretion.
Can I change or revoke my vote or revoke my proxy?
Yes. You may change your vote at any time before the proxy is voted at the Annual Meeting. For shareholders of record, if you voted your proxy card by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting online at the Annual Meeting, or by giving written notice to HNI’s Corporate Secretary. If you voted via the internet or by telephone you may also change your vote with a timely and valid later-dated internet or telephone vote, as the case may be, or by voting online at the Annual Meeting. Attendance at the Annual Meeting will not revoke a proxy unless: (a) you give proper written notice of revocation to the Secretary before the proxy is exercised or (b) you vote online at the Annual Meeting. Once voting is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote.
If your shares are held in “street name,” you must follow the specific voting directions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided.
How do I vote my shares in the Corporation’s retirement plan?
If you participate in the Corporation’s retirement plan, the proxy card you receive will include common stock allocated to your account. Properly completed and signed proxy cards, in addition to telephone and internet voting in advance of the Annual Meeting, will serve to instruct the plan trustee on how to vote any shares allocated to your account and a portion of all shares as to which no instructions have been received (the “undirected shares”) from plan participants. The proportion of the undirected shares to which your instructions will apply will be equal to the proportion of the shares to which the trustee receives instructions represented by your shares.
How is the Corporation soliciting proxies?
The Corporation bears the cost of preparing, assembling, and mailing the proxy materials related to the solicitation of proxies by and on behalf of the Board. In addition, certain of the Corporation’s officers may, without additional compensation, solicit proxies in person, by telephone or through other means of communication. The Corporation will bear the cost of solicitation.
How will my vote get counted?
EQ Shareowner Services will use an automated system to tabulate the votes and will serve as the inspector of elections.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations identifying individual shareholders are handled in a manner to protect your voting privacy. Your vote will not be disclosed either within the Corporation or to third parties, except:
•	as necessary to meet applicable legal requirements;
•	to allow for the tabulation of votes and certification of the vote; and
•	to facilitate a successful proxy solicitation.
Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Corporation’s management.
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What is “householding” of proxy materials?
As permitted by applicable law, we may deliver only one copy of certain of our documents, including the Notice or Annual Report to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for shareholders and cost savings for the Corporation. If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of the Notice or the proxy materials themselves, which are typically mailed in March of each year, by notifying EQ Shareowner Service in writing at P.O. Box 64945, St. Paul, MN 55164-0945 or by calling EQ Shareowner Services at (800) 468-9716. If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying Shareowner Services at the same address.
Where can I find the voting results of the Annual Meeting?
The Corporation intends to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Annual Meeting and available on the Corporation’s website.
OTHER MATTERS
The Board knows of no other matters that will be brought before the Annual Meeting, but, if other matters properly come before the Annual Meeting, it is intended the persons named in the proxy will vote the proxy according to their best judgment.
On written request to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, the Corporation will provide, without charge to any shareholder, a copy of this Proxy Statement and the Corporation’s Annual Report on Form 10-K for the year ended December 30, 2023, including financial statements and schedules, filed with the SEC. The report is also available at investors.hnicorp.com.
Information set forth in this Proxy Statement is as of March 19, 2024, unless otherwise noted.
Steven M. Bradford
Senior Vice President, General Counsel and Secretary
March 19, 2024
Notwithstanding anything to the contrary set forth in any of the Corporation’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings (including this Proxy Statement, in whole or in part), the Audit Committee Report on page 24 of this Proxy Statement and the Compensation Committee Report on page 42 of this Proxy Statement shall not be incorporated by reference into any filings. The information posted on or accessible through the Corporation's website, including the CSR Report, is not incorporated into this Proxy Statement. The 2023 Annual Report does not form any part of the material for the solicitation of proxies.
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APPENDIX A
2017 EQUITY PLAN
FOR NON-EMPLOYEE DIRECTORS OF
HNI CORPORATION
(As Amended and Restated Effective February 13, 2024, with Share Increase Amendment
effective    , 2024)

Page | A-i

Page | A-ii

2017 EQUITY PLAN
FOR NON-EMPLOYEE DIRECTORS OF
HNI CORPORATION
The Board of Directors of HNI Corporation, an Iowa corporation (the “Corporation”), adopted the 2017 Equity Plan for Non-Employee Directors of HNI Corporation (the “Plan”) on February 15, 2017, and the shareholders of the Corporation approved the Plan on May 9, 2017. On February 13, 2024, the Board of Directors of the Corporation approved the amendment and restatement of the Plan, as set forth herein, subject to approval by the shareholders of the Corporation of an amendment to Section 5.1 to increase the number of Shares available, which approval was granted on    , 2024.
ARTICLE I
PURPOSES; EFFECT ON PRIOR PLANS
1.1 Purpose. The purpose of the Plan is to aid the Corporation in recruiting and retaining non-employee directors (“Outside Directors”) capable of assuring the future success of the Corporation through the grant of Awards of stock-based compensation and the opportunity to receive fees in the form of stock of the Corporation. The Corporation expects the Awards and opportunities for stock ownership in the Corporation will provide incentives to Outside Directors to exert their best efforts for the success of the Corporation’s business and thereby align the interests of Outside Directors with those of the Corporation’s stockholders.
1.2 Effect on Prior Plans. From and after the date of the initial stockholder approval of the Plan, no awards shall be granted under the 2007 Equity Plan for Non-Employee Directors of HNI Corporation, as amended, but all outstanding awards previously granted under that plan shall remain outstanding in accordance with their terms.
ARTICLE II
DEFINITIONS
In addition to other terms that may be defined elsewhere herein, wherever the following terms are used in this Plan with initial capital letters, they shall have the meanings specified below, unless the context clearly indicates otherwise.
(a) “Award” means an Option, Restricted Stock or Stock Grant Award granted under the Plan. The term “Award” shall also mean Shares issued to a Participant pursuant to a Participation Agreement under Article 9 of the Plan.
(b) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Board.
(c) “Board” means the Board of Directors of the Corporation.
(d) “Chairman” means the Chairman of the Board.
(e) “Change in Control” means:
(i) the acquisition by any individual, entity or group (with the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Corporation; (II) any acquisition by the Corporation; (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; or (IV) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this paragraph; or
Page | A-1

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease during a 12-month period for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Voting Securities; (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination, if such change in the members of the Board was not indorsed by a majority of the members of the Incumbent Board.
(f) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
(g) “Corporation” means HNI Corporation, an Iowa corporation.
(h) “Director” means a member of the Board.
(i) “Disability,” of a Director, means the inability of the Director to perform his or her services as a Director for six months.
(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(k) “Fair Market Value,” of a Share, means the closing price of a Share as reported on the New York Stock Exchange on the date as of which such value is being determined, or, if there are no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Board by whatever means or method as the Board, in the good faith exercise of its discretion, shall at such time deem reasonable and within the meaning of Section 409A of the Code and the regulations thereunder.
(l) “Fees,” of an Outside Director, means the Outside Director’s annual retainer, meeting fees and any other amounts payable to the Outside Director by the Corporation for services performed as an Outside Director, excluding any amounts distributable under the Plan.
(m) “Option” means an option granted under Article 6 of the Plan to purchase Shares. All Options granted under the Plan shall be “non-statutory stock options,” meaning they are not intended to satisfy the requirements set forth in Section 422 of the Code to be “incentive stock options.”
Page | A-2

(n) “Outside Director” means a member of the Board who is not an employee of the Corporation or a Subsidiary.
(o) “Participant” means an Outside Director who receives an Award under the Plan, including an Outside Director who enters into a Participation Agreement pursuant to Section 9.2 of the Plan.
(p) “Participation Agreement” means the agreement entered into by an Outside Director pursuant to Section 9.2 of the Plan under which the Outside Director elects to receive Fees in the form of Shares rather than cash.
(q) “Plan” means the “2017 Equity Plan for Non-Employee Directors of HNI Corporation,” as set forth herein and as may be amended or restated from time to time.
(r) “Restricted Stock” means Shares subject to forfeiture restrictions established by the Board.
(s) “Restricted Stock Award” means a grant of Restricted Stock under Section 7.1 of the Plan.
(t) “Retirement Eligible Date,” of a Participant, means the date on which the Participant attains age 55 with at least ten years of service as a Board member. The Board or, in the case of a Participant other than the Chairman, the Chairman, in its, his or her discretion, may waive or reduce the ten-year service requirement with respect to a Participant; provided if any such waiver or reduction applies to a benefit subject to Section 409A of the Code, such waiver or reduction is made before the Outside Director performs the services for which the benefit is payable.
(u) “Separation from Service,” with respect to a Participant, has the meaning set forth in Treasury Regulation Section 1.409A-1(h) or any subsequent authority.
(v) “Share” means a Share of common stock, par value of $1.00, of the Corporation or any other securities or property as may become subject to an Award pursuant to an adjustment made under Section 5.3 of the Plan.
(w) “Stock Grant Award” means any right granted under Section 7.2 of the Plan.
(x) “Subsidiary” means any corporation, joint venture, partnership, limited liability company, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest and directly or indirectly owns or controls 50 percent or more of the total combined voting or other decision-making power.
ARTICLE III
ADMINISTRATION
3.1 Administration by the Board; Delegation. The Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under the Plan to a committee or subcommittee of not less than two Directors appointed by the Board who are “non-employee directors” within the meaning of that term as defined in Rule 16b-3 under the Exchange Act. To the extent of any delegation by the Board under the Plan, references in the Plan to the Board shall also refer to the applicable committee or subcommittee. The majority of any such committee or subcommittee shall constitute a quorum, and the action of a majority of its members present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of such committee or subcommittee.
3.2 Administrative Powers. The Board shall have the power and authority to interpret the Plan and any Award or Award Agreement entered into under the Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of the Plan (including without limitation, the manner in which Participants shall make elections pursuant to Section 9.2 of the Plan and the terms of a Participation Agreement), to determine the terms and provisions of the Award Agreements (not inconsistent with the terms of the Plan), and to make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Board in the administration of the Plan, as described in the Plan, shall be final, binding and conclusive.
3.3 Professional Assistance; Good Faith Actions. All expenses and liabilities members of the Board incur in connection with the administration of the Plan shall be borne by the Corporation. The Board may employ attorneys,
Page | A-3

consultants, accountants, appraisers, brokers or other persons. The Board, the Corporation and the Corporation’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons.
3.4 Liability and Indemnification of Board Members. No member of the Board shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Board shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law, except as otherwise may be provided in the Corporation’s Articles of Incorporation, By-laws and under any directors' and officers' liability insurance that may be in effect from time to time.
ARTICLE IV
ELIGIBILITY
Participation in the Plan shall be limited to Outside Directors.
ARTICLE V
SHARES AVAILABLE FOR AWARDS
5.1 Shares Available. Subject to adjustment as provided in Section 5.3, the total number of Shares available for all grants of Awards under the Plan, including Awards granted prior to the amendment and restatement of the Plan as set forth herein, shall be 500,000 Shares. Shares to be issued under the Plan will be authorized but unissued Shares or Shares that have been reacquired by the Corporation and designated as treasury shares. Shares subject to Awards that terminate, lapse or are cancelled or forfeited shall be available again for grant under the Plan. Shares tendered by a Participant or withheld by the Corporation as full or partial payment to the Corporation of the purchase or exercise price relating to an Award shall not be available for future grants under the Plan.
5.2 Accounting for Awards. For purposes of this Article 5, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards. For purposes hereof, an Award of Shares pursuant to a Participation Agreement under Article 9 shall be deemed to be granted on the date the Shares are issued to the Participant.
5.3 Adjustments. In the event any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Corporation, issuance of warrants or other rights to purchase Shares or other securities of the Corporation or other similar corporate transaction or event, other than a regular cash dividend, affects the Shares such that an adjustment is required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in such manner as it may deem equitable, adjust any or all of: (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards; (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards; (iii) the purchase or exercise price with respect to any Award; and (iv) the number and type of Shares (or other securities or other property) payable under a Participation Agreement pursuant to Article 9, provided such change is made in accordance with the requirements of Treas. Reg. § 1.409A-1(a)(5)(iii)(E)(4).
5.4 Limit on Outside Director Compensation. The aggregate value of cash compensation and the grant date fair value of Awards that may be awarded or granted during any fiscal year of the Corporation to any Outside Director, for his or her services as an Outside Director, shall not exceed $600,000; provided further that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Corporation or compensation received by the director in his or her capacity as an executive officer or employee of the Corporation.
Page | A-4

ARTICLE VI
OPTIONS
6.1 Options. The Board may grant Options with the terms and conditions set forth in this Article 6 and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Board shall determine.
6.2 Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Board and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.
6.3 Option Term. The term of each Option shall be fixed by the Board but shall not be longer than ten years.
6.4 Time, Method and Conditions of Exercise. The Board shall determine the time or times at which an Option may be exercised in whole or in part, the method or methods by which, and the form or forms (including, without limitation, cash or Shares having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.
6.5 No Dividend Equivalents. No Option Award shall entitle the holder of such Option to receive or be credited with dividend equivalents with respect to the Shares subject to such Option.
6.6 Repricing Prohibition. Except to the extent (i) approved in advance by shareholders or (ii) provided in Section 5.3, the Board shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option, cancel any previously granted Option in exchange for another Option with a lower exercise price or (iii) cancel any previously granted Option in exchange for cash or another Award if the Exercise Price of such Option exceeds the Fair Market Value of a Share on the date of such cancellation.
ARTICLE VII
STOCK AWARDS
7.1 Restricted Stock. The Board may grant Awards of Restricted Stock with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Board shall determine:
(a) Restrictions. Shares of Restricted Stock shall be subject to such restrictions as the Board may impose (including, without limitation, satisfaction of any performance conditions or a performance period and a restriction on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Board may deem appropriate. The minimum vesting period of such Awards shall be one year from the date of grant.
(b) Forfeiture. Subject to Sections 8.5 or as otherwise determined by the Board, upon a Participant’s Separation from Service during the applicable restriction period, all Shares of Restricted Stock held by the Participant at such time shall be forfeited and reacquired by the Corporation.
(c) Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time the Restricted Stock Award is granted and may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Corporation. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived.
(d) Restrictions on Dividends. Any Award of Restricted Stock shall require any or all dividends or other distributions paid on the Shares during the period of restriction to be subject to the same restrictions as the underlying Restricted Stock. The Award may provide for such dividends to be automatically sequestered and reinvested on an immediate or deferred basis in additional Shares of Restricted Stock.
7.2 Stock Grant Awards. The Board may grant Shares without restrictions thereon. Subject to the terms of the Plan, Stock Grant Awards may have such terms and conditions as the Board shall determine.
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ARTICLE VIII
GENERAL PROVISIONS GOVERNING AWARDS
8.1 Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Board or required by applicable law.
8.2 Awards Subject to Conditions. The Board may, in its discretion, establish the requirements that shall be satisfied or met as a condition to the grant or exercisability of an Award or portion thereof. Subject to the terms of the Plan and any applicable Award Agreement, the amount of any Award granted, the amount of any payment or transfer to be made pursuant to any such Award and any other terms and conditions applicable thereto shall be determined by the Board.
8.3 Awards May Be Granted Separately or Together. Awards may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award or any award granted under any other plan of the Corporation or any Subsidiary. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Corporation or any Subsidiary may be granted either at the same time as, or at a different time from, the grant of such other Awards or awards.
8.4 Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Corporation upon the grant, exercise or payment of an Award may be made in such form or forms as the Board shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Board and Section 409A of the Code. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents with respect to installment or deferred payments.
8.5 Separation from Service; Vesting. All of the terms relating to the exercise, cancellation, forfeiture or other disposition of an Award upon a Separation from Service of a Participant shall be determined by the Board. Such determination shall be made at the time of the grant of such Award and shall be specified in the Award Agreement relating to the Award. Notwithstanding the foregoing or any other provision of the Plan to the contrary:
(a) If a Participant becomes an employee of the Corporation or a Subsidiary while continuing to serve as a Director, that fact alone shall not result in a Separation from Service or otherwise impair the rights such Director may have under the Plan, including, without limitation, the rights such Director may have under any Award outstanding under the Plan, but such Director shall no longer be eligible to receive any further Awards under the Plan.
(b) Each Award granted under the Plan shall become fully exercisable and vested upon the Participant’s death, Disability or the occurrence of a Change in Control, provided such Award had not then otherwise expired and the Participant is an Outside Director or employee of the Corporation on the date of death, Disability or a Change in Control. In addition thereto, in the case of an Award of an Option, such Award shall become fully exercisable and vested upon the Participant’s Retirement Eligible Date, provided such Award had not then otherwise expired and the Participant is an Outside Director or is employed by the Corporation on the Retirement Eligible Date.
(c) In the event of hardship or other special circumstances of a Participant who holds an Option Award that is not immediately exercisable or a Restricted Stock Award then subject to the restrictions set forth in Section 7.1(a), or a Stock Grant Award subject to the transfer restrictions set forth Section 8.6, the Board or the Chairman may in its (or his or her) sole discretion take any action it (or he or she) deems to be equitable under the circumstances or in the best interests of the Corporation, including, without limitation, waiving or modifying any limitation, restriction or requirement with respect to such Award. Notwithstanding the preceding sentence, in the event the Chairman is a Participant, for any Award granted to the Chairman, only the Board has discretion to take action it deems to be equitable under the circumstances or in the best interests of the Corporation, including, without limitation, waiving or modifying any limitation, restriction or requirement with respect to such Award.
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(d) The Board may provide in any Award Agreement that the unvested portion of an Award shall be immediately forfeited upon a Separation from Service for any reason and, if applicable, that the Corporation shall be allowed to repurchase from the Participant any Restricted Shares at a cash price per Share equal to the cash price paid by the Participant for such Shares. In the discretion of the Board, provision may be made that no such right of forfeiture or repurchase shall exist in the event of a Separation from Service without cause or because of the Participant’s Separation from Service on or after the Participant’s Retirement Eligible Date, or due to death or Disability.
(e) For purposes of this Section 8.5, the Board shall determine whether a Participant’s Separation from Service is due to cause, occurs on or after the Participant’s Retirement Eligible Date or is due to death or Disability, or whether the Participant has incurred a hardship, and any such determination shall be final, binding and conclusive.
8.6 Limits on Transfer of Awards. Except as otherwise provided by the Board or the terms of the Plan, no Award (and no right thereunder) shall be transferable by a Participant other than by will or by the laws of descent and distribution. An Award of Restricted Stock shall provide that during the period the Award is subject to restrictions pursuant to Section 7.1(a), and any Stock Grant Award may provide that the transferability of the Shares subject to such Award shall be prohibited or restricted in the manner and to the extent prescribed by the Board at the time the Award is granted. Such restrictions may include, without limitation, a right of repurchase or first refusal in the Corporation or provisions subjecting Restricted Stock to continuing restrictions in the hand of the transferee. In addition, any Award may provide that all or any part of the Shares to be issued or transferred by the Corporation upon the exercise of an Option, or are no longer subject to forfeiture and restrictions on transfer referred to herein, shall be subject to further restrictions upon transfer. The Board may establish procedures as it deems appropriate for a Participant to designate an individual, trust or other entity as beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Board, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer an Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time such Participant holds such Option, provided: (a) such transfer may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfer other than by will or by the laws of descent and distribution; (b) no such transfer shall be effective unless reasonable prior notice thereof has been delivered to the Corporation and such transfer is thereafter effected subject to the specific authorization of, and in accordance with any terms and conditions made applicable to by, the Board; and (c) the transferee is subject to the same terms and conditions hereunder as the Participant. Each Option Award (or right under such Award) shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award (or right under any Award) may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Corporation or any Subsidiary.
8.7 Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Board may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Board may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Corporation shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.
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ARTICLE IX
ELECTION TO RECEIVE FEES IN SHARES
9.1 Election to Receive Fees in Shares. Each Outside Director shall be eligible to elect to receive his or her Fees in the form of Shares rather than cash according to the following provisions of this Article 9.
9.2 Participation Agreement. For each calendar year, the Board shall specify an election period (which shall end no later than the last day of the calendar year immediately preceding such calendar year or, with respect to the year in which a Participant is first elected to the Board, no later than 30 days after such election) during which an Outside Director may enter into an election to receive up to 100% of the Fees otherwise payable to him or her for the calendar year in the form of Shares rather than cash. The election shall be made pursuant to a Participation Agreement entered into by the Outside Director and filed with the Secretary of the Corporation no later than the expiration of the election period. A separate Participation Agreement must be entered into for each calendar year. Except as the Board may otherwise provide, the Participation Agreement in effect for a calendar year shall be irrevocable after the expiration of the election period for the calendar year.
9.3 Issuance of Shares. The Corporation shall issue Shares to the Outside Director for each calendar quarter during which the Outside Director has a Participation Agreement in effect. The Shares shall be issued on the date on which the quarterly meeting of the Board is held. The number of Shares so issued shall be equal to: (i) the dollar amount of the Fees the Outside Director has elected to receive as Shares for the calendar quarter pursuant to his or her Participation Agreement; divided by (ii) the Fair Market Value per Share on the date on which the Outside Director would have been paid the Fees in cash but for the Participation Agreement.
9.4 Holding Period. To the extent required to satisfy any condition for exemption available pursuant to Rule 16b-3 of the Exchange Act, Shares acquired by an Outside Director pursuant to this Article 9 shall be held by the Outside Director for a period of at least six months following the date of acquisition.
ARTICLE X
AMENDMENT AND TERMINATION; CORRECTIONS
10.1 Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan; provided, however, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the stockholders of the Corporation shall be required for any amendment to the Plan that:
(a) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. applicable to the Corporation;
(b) increases the number of Shares authorized under the Plan as specified in Section 5.1 of the Plan;
(c) permits the repricing of Options; or
(d) permits the award of Options at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option contrary to the provisions of Section 6.2 of the Plan.
10.2 Amendments to Awards. Subject to the provisions of the Plan, the Board may waive any conditions of or rights of the Corporation under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Board may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award in any material respect without the consent of the holder thereof.
10.3 Correction of Defects, Omissions and Inconsistencies. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award, Award Agreement or Participation Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.
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ARTICLE XI
GENERAL PROVISIONS GOVERNING PLAN
11.1 No Rights to Awards. No Outside Director or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Outside Directors, Participants, holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.
11.2 Rights as Stockholder. No person shall have any right as a stockholder of the Corporation with respect to any Shares or other equity security of the Corporation which is subject to an Award hereunder unless and until such person becomes a stockholder of record with respect to such Shares or equity security.
11.3 Governing Law. The Plan, each Award hereunder (and the related Award Agreement), each Participation Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Iowa and construed in accordance therewith without giving effect to principles of conflicts of laws.
11.4 Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Corporation and, if requested by the Corporation, signed by the Participant.
11.5 No Limit on Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Corporation or any Subsidiary from adopting or continuing in effect other or additional compensation plans or arrangements.
11.6 No Right to Remain a Director. The grant of an Award shall not be construed as giving a Participant the right to be retained as a Director of the Corporation, nor will it affect in any way the right of the Corporation to terminate a Participant’s position as a Director, with or without cause. In addition, the Corporation may at any time remove or dismiss a Participant from his or her position as a Director free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.
11.7 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.
11.8 No Trust or Fund Created. Neither the Plan, any Award nor any Participation Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation or any Subsidiary and a Participant or any other person. To the extent any person acquires a right to receive payments from the Corporation or a Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Corporation or the Subsidiary.
11.9 Securities Matters. The Corporation shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Corporation to be applicable are satisfied.
11.10 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Board shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.
11.11 Headings. Headings are given to the Articles, Sections and Subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Page | A-9

11.12 Nontransferability. Except as set forth in Section 8.6, no Award or other benefit payable at any time under the Plan will be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment or encumbrance of any kind.
11.13 No Other Agreements. The terms and conditions set forth herein constitute the entire understanding of the Corporation, the Subsidiaries and the Participants with respect to the matters addressed herein.
11.14 Incapacity. In the event any Participant is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the Participant’s spouse, parent, brother, sister, adult child or other person deemed by the Corporation to have incurred expenses for the care of the Participant, unless a duly qualified guardian or other legal representative has been appointed.
11.15 Release. Any payment of benefits to or for the benefit of a Participant made in good faith by the Corporation in accordance with the Corporation’s interpretation of its obligations hereunder, shall be in full satisfaction of all claims against the Corporation and all Subsidiaries for benefits under the Plan to the extent of such payment.
11.16 Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to the Board, if to the Corporation, or to the address last shown on the records of the Corporation, if to a Participant. Any such notice shall be effective as of the date of hand delivery or mailing.
11.17 Successors. All obligations of the Corporation under the Plan shall be binding upon and inure to the benefit of any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and or assets of the Corporation.
11.18 Awards Subject to Clawback. The Awards granted under this Plan and any cash payment or Shares delivered pursuant to such an Award are subject to forfeiture, recovery by the Corporation or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Corporation may adopt from time to time, including without limitation any such policy which the Corporation has adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
ARTICLE XII
EFFECTIVE DATE AND TERM OF PLAN
The Plan initially became effective on May 9, 2017 (the “Effective Date”), the date it was approved by the shareholders of the Corporation at the Corporation’s 2017 annual meeting of shareholders. The Plan was amended and restated effective February 13, 2024, with the amendment to Section 5.1 to increase the number of Shares available effective on    , 2024, upon approval by shareholders at the Corporation’s 2024 annual meeting of shareholders.
The Plan shall terminate at midnight on May 9, 2027, unless terminated before then by the Board. Awards may be granted, and Participation Agreements may be entered into, under the Plan until the Plan terminates or until all Shares available for Awards under the Plan have been purchased or acquired. Notwithstanding the preceding sentence, the Plan shall remain in effect for purposes of administering outstanding Awards and Participation Agreements as long as they are outstanding.
Page | A-10

Board of Directors

Mary A. Bell
Consultant and Vice President (retired), Caterpillar Inc.

Miguel M. Calado *
Chairman, Nanoform Finland Limited

Cheryl A. Francis
Co-Chairman, Corporate Leadership Center

Patrick D. Hallinan
Executive Vice President, Chief Financial Officer, Stanley Black & Decker

John R. Hartnett
Executive Vice President (retired), Illinois Tool Works Inc.

Mary K.W. Jones
Senior Vice President, General Counsel, and Worldwide Public Affairs, Deere & Company

Larry B. Porcellato
Former Chief Executive Officer, The Homax Group, Inc.

Dhanusha Sivajee
Chief Marketing Officer, Angi Inc.

Abbie J. Smith
Chaired Professor, The University of Chicago Booth School of Business

*Lead Director

HNI Corporation Officers and Company Executives

Jeffrey D. Lorenger
Chairman, President, and Chief Executive Officer

Julie M. Abramowski
Vice President, Corporate Controller

Vincent P. Berger
Executive Vice President, and President, Hearth & Home Technologies

Marshall H. Bridges
Senior Vice President and Chief Financial Officer

B. Brandon Bullock, III
President, The HON Company

Jason D. Hagedorn
President, Allsteel

Jack D. Herring
Vice President, Corporate Finance and Treasurer

Matthew S. McCall
Vice President, Investor Relations and Corporate Development

Donna D. Meade
Vice President, Member and Community Relations

Gregory A. Meunier
Executive Vice President, Global Operations, Kimball International

Radhakrishna S. Rao
Vice President, Chief Information and Digital Officer

Michael J. Roch
Chief Customer Officer, Kimball International

Kourtney L. Smith
Chief Operating Officer, Kimball International

Investor Information

Investor Relations
Copies of HNI's 2023 Annual Report on Form 10-K are available at investors.hnicorp.com

Please direct investor relations questions to:
HNI Corporation
Attn: Investor Relations
600 East Second Street
Muscatine, Iowa 52761
563.272.7400

Stock Exchange Listing
New York Stock Exchange
Symbol: HNI

2024 Annual Meeting
Thursday, May 16, 2024
Held virtually at 10:30 a.m. CDT

Transfer Agent and Registrar
EQ Shareowner Services
1110 Centre Point Curve, Suite 101
Mendota Heights, Minnesota
800.468.9716

Auditors
KPMG LLP
Chicago, Illinois

HNI

HNI Corporation
600 East Second Street
Muscatine, Iowa 52761

hnicorp.com

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/HNI

PHONE – 1-866-883-3382

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 15, 2024.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.

Please detach here

The Board of Directors Recommends a Vote FOR each director nominee set forth in Item 1 and a Vote FOR Items 2, 3 and 4.

1. Election of directors:			
01 Mary A. Bell	For	Against	Abstain
02 Mary K.W. Jones	For	Against	Abstain
03 Patrick D. Hallinan	For	Against	Abstain
2. Ratify the appointment of KPMG LLP as the Corporation's independent registered public accounting firm for the fiscal year ending December 28, 2024	For	Against	Abstain
3. Advisory vote to approve Named Executive Officer compensation	For	Against	Abstain
4. Approve an increase in the number of shares authorized for issuance under the 2017 Equity Plan for Non-Employee Directors of HNI Corporation	For	Against	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below:

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy card.

HNI CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 16, 2024
10:30 a.m. (CDT)

Held Virtually

To register for the virtual meeting, please follow the instructions below:

- Visit **www.proxydocs.com/HNI**.
- As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card.

After registering, you will receive a confirmation email. Approximately one hour prior to the start of the meeting an email will be sent to the email address you provided during registration with a unique link to the virtual meeting.

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 16, 2024.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

This proxy card also covers shares of common stock, if any, held for your account by Fidelity Management Trust Company as Trustee of the HNI Corporation Profit-Sharing Retirement Plan (the "Plan"). You may instruct the Trustee how to vote your shares as indicated on this proxy card. If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received. **For shares held through the Plan, voting instructions by proxy card, telephone or internet must be provided by 11:59 p.m. (CDT), on May 13, 2024.**

If no choice is specified, the proxy will be voted "FOR" each director nominee set forth in Item 1 and "FOR" Items 2, 3 and 4.

By signing the proxy card, you revoke all prior proxies and appoint Steven M. Bradford and Marshall H. Bridges, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.